Exhibit 3.1
EXECUTION COPY
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HARD ROCK HOTEL HOLDINGS, LLC
dated as of
May 30, 2008

i

EXHIBITS AND SCHEDULES:
EXHIBIT A	—	Capital Commitments; Percentage Interests
EXHIBIT B	—	Board of Directors
EXHIBIT C	—	Requirements for Operating Plan and Budget
EXHIBIT D	—	Expansion Capital Equity Commitment Letter
SCHEDULE 1.1(a) — List of Acquisition Agreements

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
HARD ROCK HOTEL HOLDINGS, LLC
          THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hard Rock Hotel Holdings, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of May 30, 2008 (the “Agreement Date”), by and among the Company, DLJ MB IV HRH, LLC, a Delaware limited liability company (“DLJMB”), DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership (“DLJMB Partners”), DLJMB HRH VoteCo, LLC, a Delaware limited liability company (“DLJMB LLC”), Morgans Hotel Group Co., a Delaware corporation (“Morgans Co.”), and Morgans Group LLC, a Delaware limited liability company (“Morgans”), for the purpose of continuing the Company as a limited liability company organized under the Act.
RECITALS
          WHEREAS, on January 16, 2007, a limited liability company was formed by Morgans Co. pursuant to the Act by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware;
          WHEREAS, Morgans Co. entered into that certain Limited Liability Company Agreement dated as of January 22, 2007, which from the date of the formation of the Company to the Original Agreement Date (as defined below) governed the affairs of the Company as set forth therein;
          WHEREAS, the DLJMB Parties and the Morgans Parties previously have entered into the Amended and Restated Limited Liability Company Agreement of the Company (the “Original Agreement”), dated as of February 2, 2007 (the “Original Agreement Date”), pursuant to which such parties agreed to form a joint venture for the purpose of acquiring Hard Rock Hotel, Inc. and related land and assets (the “Acquired Assets”) and pursuing certain activities relating thereto; and
          WHEREAS, the DLJMB Parties and the Morgans Parties desire to amend and restate the Original Agreement in its entirety (a) to modify the provisions in Article 3 relating to Additional Capital Contributions provided by the Parties and the calculation of the Parties’ Percentage Interests, (b) to modify the provisions relating to distributions to the Parties under Article 4, (c) to decrease the current number of directors of the Company from six (6) to five (5) and to make other changes to the Board under Article 6, (d) to permit the admission of the Class C Members hereunder from time to time, (e) to provide for certain terms and conditions applicable to the Class C Members and the Class C Units held by them, which are intended to constitute “profits interests” in the Company within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, (f) to remove certain provisions from the Original Agreement no longer needed regarding certain matters pertaining to the closing of the acquisition of the Acquired Assets (the “Closing”) and a former lease of the casino at the Hotel/Casino, (g) to continue the Company in accordance with the Act and pursuant to the terms and conditions contained herein, and (h) to make certain other modifications provided for herein.

AGREEMENT
          NOW, THEREFORE, in consideration of the recitals, promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Members (each of the parties hereto, a “Party” and collectively, the “Parties”), the Parties hereby agree:
ARTICLE 1.
DEFINED TERMS
          “Acquired Assets” is defined in the Recitals.
          “Acquisition” means the acquisition of the Acquired Assets.
          “Acquisition Agreements” means, collectively, the agreements listed on Schedule 1.1(a) relating to the acquisition of the Acquired Assets as each such agreement may be amended, modified, supplemented or assigned from time to time.
          “Act” means, as of any time, the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended at such time.
          “Additional Capital Contribution” means a Capital Contribution made pursuant to Section 3.4 or Article 15.
          “Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 3.8 and Article 10 of the Agreement by virtue of such Person receiving its Membership Interest from the Company and not from another Member or any Assignee.
          “Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year of the Company, after giving effect to the following adjustments:
          (a) Add to such Capital Account the following items:
     (i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and
     (ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
          (b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          “Adjusted Percentage Interests” means, with respect to any distribution to be made pursuant to Section 4.2(b)(ii), (iii) or (iv), the then-current Percentage Interests of the applicable Members as of the date of such distribution, adjusted so as to (x) disregard the effect of any prior adjustments made thereto as a result of any Non-Qualifying Contributions, and (y) make, or modify, any other adjustments required to reflect the fact that Non-Qualifying Contributions are being disregarded.
          “Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise.
          “Affiliate Agreement” means any Agreement between the Company (or one of its Subsidiaries) and one or more of the following: (i) a Member, (ii) an Affiliate of a Member, or (iii) any other Affiliated Counterparty.
          “Affiliate Transfer” is defined in Section 9.3(c).
          “Affiliated Counterparty” is defined in Section 6.6.
          “Aggregate Asset Value” means, as of any time, the fair market value of the Company Assets, as determined by agreement among the Members, or if such an agreement cannot be reached, or upon an Event of Default, by the methods set forth in Section 11.3.
          “Agreement” is defined in the Preamble.
          “Agreement Date” is defined in the Preamble.
          “Annual Incentive Fee” has the meaning ascribed to it in the Management Agreement.
          “Applied Amounts” is defined in Section 3.2.
          “Approved Development Budget” means the development and construction budget approved by the Board in accordance with Article 6 in respect of any Approved Development Project (together with such amendments as may be approved by the Board in accordance with Article 6). If approved by the Mortgage Lender in accordance with the Mortgage Loan Agreement, the Loan Budget (as defined in the Loan Agreements) shall be deemed to be the Approved Development Budget for the Expansion Project (as it may be amended by the Board in accordance with Article 6).
          “Approved Development Plans” means the plans and specifications approved by the Board in accordance with Article 6 in connection with any Approved Development Project. If approved by the Mortgage Lender in accordance with the Mortgage Loan Agreement, the Plans and Specifications (as defined in the Loan Agreements) shall be deemed to be the Approved Development Plan for the Expansion Project.

          “Approved Development Project” means the Expansion Project and any other development project or other material capital expenditure initiative that has been approved by the Board pursuant to Article 6.
          “Approved Operating Plan” means the Proposed Operating Plan approved by the Board pursuant to Section 6.7.
          “Approved Sale” is defined in Section 9.5(a).
          “Approved Sale Notice” is defined in Section 9.5(b).
          “Assignee” means any Person to which a Member or another Assignee has Transferred all or any part of its Economic Interest in accordance with Article 9, but which has not been admitted as a Substitute Member pursuant to Section 10.2.
          “Bankruptcy” means the occurrence of any one or more of those events set forth in Section 18-304 of the Act.
          “Base Management Fee” has the meaning ascribed to it in the Management Agreement.
          “Board” is defined in Section 6.1(a).
          “Bridge LC” is defined in Section 3.4(a)(iii).
          “Business Day” means any weekday excluding any legal holiday observed pursuant to United States federal or Nevada or New York state law or regulation.
          “Buying Member” is defined in Section 9.4(a)(iii).
          “Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with Section 3.11 and Article 8.
          “Capital Call Indemnification Notice” is defined in Section 6.9(d).
          “Capital Call Notice” is defined in Section 3.4(b).
          “Capital Contribution” means, collectively, (a) the total amount of money and (b) the initial Gross Asset Value of property (other than cash), if any, contributed to the Company (or deemed to be contributed to the Company pursuant to the terms of this Agreement) by a Member in accordance with this Agreement, whether as an initial Capital Contribution or as an Additional Capital Contribution. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, a Member shall not be deemed to have made a Capital Contribution by posting a Letter of Credit pursuant to this Agreement, unless, until and to the extent that such Letter of Credit is actually drawn by the beneficiary thereof and such Member reimburses the issuer of such Letter of Credit with respect to all obligations resulting from such draw, or such Member funds a payment in connection with the release or reduction of such Letter of Credit in accordance with the Loan Agreements or other document governing the delivery and maintenance of such Letter of Credit, as provided in Section 3.4(a)(v) (in which event the Capital Contribution shall be the amount of such payment).
          “Capital Member” means each Member of the Company other than a Class C Member in its capacity as such.
          “Cash Available for Distribution” means, with respect to any fiscal quarter or other period as determined by the Board, all available cash of the Company, after deducting payments for operating expenses, payments required to be made in connection with any loan to the Company or its Subsidiaries or any other loan secured by a lien on any Company Assets as the Board shall determine, any other expenses of the Company or its Subsidiaries (including fees payable under the Management Agreement and the DLJ Consulting Fee), capital expenditures, commitments and other amounts (as set forth in the Approved Operating Plan or otherwise approved by the Board) set aside for the restoration, increase or creation of reasonable reserves. Cash contributed and distributed pursuant to Section 9.3(c) shall not be considered “Cash Available for Distribution” for purposes of Article 4.
          “Cash Requirements” means cash amounts necessary to pay for the operating costs and expenses of the Hotel/Casino or the general and administrative costs of the Company and its Subsidiaries, but excluding capital expenditures, investments (including without limitation investments relating to intellectual property rights controlled by the Company), and other expenditures outside the ordinary course of business (unless the use of Required Expansion Capital for such expenditure is approved by the Board and the Morgans Parties).
          “Certificate” means the Certificate of Formation of the Company, and any duly authorized, executed and filed amendments or restatements thereof, which are filed in the office of the Secretary of State of the State of Delaware.
          “Class A Member” means any Person in its capacity as a holder of Class A Membership Interests and a Member of the Company who is listed as holding Class A Membership Interests on Exhibit A hereto, as such exhibit may be updated from time to time according to the books and records of the Company pursuant to Section 3.1.
          “Class A Membership Interest” is defined in Section 3.12(a).
          “Class B Member” means any Person in its capacity as a holder of Class B Membership Interests and a Member of the Company who is listed as holding Class B Membership Interests on Exhibit A hereto, as such exhibit may be updated from time to time according to the books and records of the Company pursuant to Section 3.1.
          “Class B Membership Interest” is defined in Section 3.12(a).
          “Class C Member” means any Person in its capacity as a holder of Class C Membership Interests (or Class C Units representing such Interests) and a Member of the Company who is listed as holding Class C Membership Interests on Exhibit A hereto or on the books and records of the Company as updated from time to time pursuant to Section 3.1.
          “Class C Membership Interest” is defined in Section 3.12(a).

          “Class C Units” is defined in Section 3.12(b).
          “Closing” is defined in the Recitals.
          “Closing Completion Guaranties” means, collectively, (a) that certain Closing Guaranty of Completion, dated as of February 2, 2007, by DLJMB and Morgans in favor of Mortgage Lender, as amended by the Modification and Ratification of Guaranties, (b) that certain First Mezzanine Closing Guaranty of Completion, dated as of November 6, 2007, by DLJMB and Morgans in favor of First Mezzanine Lender, (c) that certain Second Mezzanine Closing Guaranty of Completion, dated as of November 6, 2007, by DLJMB and Morgans in favor of Second Mezzanine Lender, and (d) that certain Third Mezzanine Closing Guaranty of Completion, dated as of November 6, 2007, by DLJMB and Morgans in favor of Third Mezzanine Lender, each as amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Closing Completion Guaranty Liabilities” is defined in Section 15.3(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Committed Capital” means, in respect of any Member or the Member(s) collectively, the sum of: (a) the aggregate Capital Contributions made by such Member(s); plus (b) the Deemed Value of any Equity Letters of Credit posted by such Member(s) pursuant to Section 3.4(a) included in such Member(s) Committed Capital in accordance with Section 3.4(a)(vi).
          “Company” means the limited liability company continued pursuant to this Agreement.
          “Company Assets” means, collectively, (a) the Acquired Assets as the same may be disposed of from time to time to the extent authorized by the Board, and (b) any additional assets acquired by the Company or its Subsidiaries after the Original Agreement Date and owned by the Company or its Subsidiaries as of the applicable date, subject to approval of the Board and any other applicable provisions of this Agreement.
          “Company Loan” is defined in Section 3.5(a)(ii).
          “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
          “Confidential Information” is defined in Section 16.1.
          “Construction Completion Guaranties” means, collectively, (a) that certain Construction Guaranty of Completion, dated after the date hereof, by DLJMB and Morgans in favor of Mortgage Lender, (b) that certain First Mezzanine Construction Guaranty of Completion, dated after the date hereof, by DLJMB and Morgans in favor of First Mezzanine Lender, (c) that certain Second Mezzanine Construction Guaranty of Completion, dated after the date hereof, by DLJMB and Morgans in favor of Second Mezzanine Lender, and (c) that certain Third Mezzanine Construction Guaranty of Completion, dated after the date hereof, by DLJMB and Morgans in favor of Third Mezzanine Lender, each as amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Construction Completion Guaranty Liabilities” is defined in Section 15.2(a).
          “Contributing Member” is defined in Section 3.5(a).
          “Contribution Agreement” means the Amended and Restated Contribution Agreement dated as of December 2, 2006 by and between the DLJMB Parties and Morgans Co, as amended, modified or supplemented from time to time.
          “Conversion Notice” is defined in Section 3.5(c).
          “Deemed Value” means, in respect of any Equity Letter of Credit posted by a Member pursuant to Section 3.4(a), the maximum amount originally available to be drawn under such Equity Letter of Credit (assuming the satisfaction of any conditions to any draw of such Equity Letter of Credit), less any amount (with respect to such Equity Letter of Credit) funded or reimbursed by or on behalf of the Member that posted such Equity Letter of Credit which is treated as a Capital Contribution pursuant to Section 3.4(a)(v).
          “Defaulting Member” is defined in Section 11.1.
          “Delaware Arbitration Act” is defined in Section 17.3(a)(iv).
          “Depreciation” means, for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero (0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.
          “Disproportionate Contributions” means, with respect to a Capital Member, any Capital Contribution and/or other increase in Committed Capital (in each case, other than in respect of New Capital) in a relative amount other than in accordance with such Capital Member’s Percentage Interest, together with all Capital Contributions and/or other increase in Committed Capital being made as of the same time.
          “DLJ Consulting Agreement” means the Advisory Services and Monitoring Agreement to be entered into by and among the Company, DLJMB VoteCo and DLJ Merchant Banking, Inc., as may be amended, supplemented or modified from time to time.
          “DLJ Consulting Fee” is defined in Section 6.10.

          “DLJ Fund” means, collectively, DLJMB Partners, DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP Plan Investors, L.P.
          “DLJ Intermediate Subsidiary” means any Subsidiary of any DLJ Fund that indirectly holds the equity interests of the Company.
          “DLJ Parent” means any Person that directly or indirectly holds the equity interests of any DLJ Fund.
          “DLJ Parent Change of Control” means, with respect to a DLJ Parent, any of the following:
          (a) any merger, consolidation or business combination of a DLJ Parent into or with another Person in which holders of the voting securities of such DLJ Parent immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, securities or other equity interests in the surviving entity in such transaction possessing less than a majority of the outstanding voting power of the surviving entity; or
          (b) any other transaction, including the sale by a DLJ Parent of new shares of capital stock or new equity interests or a transfer of existing shares of capital stock or existing equity interests of such DLJ Parent, the result of which is that a third party not an Affiliate of such DLJ Parent or their respective stockholders or equity holders (or “group” of third parties not an Affiliate of such DLJ Parent or their respective stockholders or equity holders) directly or indirectly acquire or hold securities or other equity interests of such DLJ Parent representing a majority of such DLJ Parent’s outstanding voting power; or
          (c) if such DLJ Parent is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the directors of the board of such DLJ Parent together with any new director (other than a director designated by a person who shall have entered into an agreement with such DLJ Parent to effect a transaction described in clauses (a) or (b)) whose election by the directors or nomination for election by such DLJ Parent’s stockholders or other equity holders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of such DLJ Parent’s board of directors.
          “Director” means a member of the Board.
          “DLJ Parent Transfer” is defined in Section 9.3(f).
          “DLJ Upper Tier Holder” or “DLJ UTH” are defined in Section 9.2(a).
          “DLJMB” is defined in the Preamble.
          “DLJMB Indemnitees” is defined in Section 15.2(b).

          “DLJMB Indemnitors” is defined in Section 15.2(a).
          “DLJMB LLC” is defined in the Preamble.
          “DLJMB’s Closing Completion Guaranty Liabilities” is defined in Section 15.3(b).
          “DLJMB’s Construction Completion Guaranty Liabilities” is defined in Section 15.2(b).
          “DLJMB’s Mandatory Prepayment Guaranty Liabilities” is defined in Section 15.5(b).
          “DLJMB’s Non-Recourse Carve-Out Liabilities” is defined in Section 15.4(b).
          “DLJMB Parties” means, collectively, DLJMB, DLJMB Partners, DLJMB LLC and any other Affiliate of DLJMB that becomes a Member pursuant to the terms of this Agreement after the date hereof.
          “DLJMB Partners” is defined in the Preamble.
          “Drag-Along Right” is defined in Section 9.5(a).
          “Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under applicable law, any right to information concerning the business and affairs of the Company.
          “Electing Member” is defined in Section 11.2.
          “Encumbrance” means a pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Encumber” shall have a correlative meaning.
          “Equity Letter of Credit” means any letter of credit posted by the Company, any of its Subsidiaries or a Member (or its Affiliate) in favor of a Lender pursuant to Section 3.2(h), 3.3(d), 3.12 or 3.17.1(k) of the Mortgage Loan Agreement, as the same may be replaced, reduced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time.
          “Event of Default” is defined in Section 11.1.
          “Excess Incremental Capital” is defined in Section 3.4(a)(ii).

          “Excess Land” means the approximately fifteen (15) acre parcel of real property (together with any improvements thereon) currently being held for sale by HRHH Development, LLC, a Delaware limited liability company (or any subsequent transferee of such real property that is directly or indirectly owned by the Company).
          “Existing Capital” is defined in Section 3.4(a)(i).
          “Existing Equity” means, as of any time, the lesser of: (a) the aggregate Committed Capital of the Members less any recovery or return of any Capital Contribution received by the Members, as of such time, or (b) the sum of: (i) aggregate distributions in liquidation to which the Members would be entitled upon a sale of all of the Company Assets at the then-current Aggregate Asset Value and the subsequent dissolution and liquidation of the Company pursuant to Article 12; plus (ii) without duplication, the Deemed Value of any Equity Letters of Credit posted by the Members pursuant to Section 3.4(a).
          “Expansion Project” means the proposed development project associated with expanding the Hotel/Casino described in the related Approved Development Plans, as may be modified by the Board from time to time in accordance with the terms hereof.
          “Expert” is defined in Section 17.3(a)(ii).
          “Fair Market Terms” is defined in Section 3.9.
          “Fee Agreement” means the Amended and Restated Fee Agreement, dated as of May 30, 2008, between the DLJMB Parties and the Morgans Parties, as amended, modified or supplemented from time to time.
          “Financial Manager” is defined in Section 8.1
          “Financing” means (a) the Initial Acquisition Financing obtained by the Company and/or its Subsidiaries to facilitate the acquisition of the Acquired Assets, and (b) any New Financing obtained by the Company and/or its Subsidiaries after the Original Agreement Date.
          “First Mezzanine Lender” means Brookfield Financial, LLC – Series B, a Delaware limited liability company, as assignee of Column Financial, Inc., in its capacity as lender under the First Mezzanine Loan Agreement, together with any additional or subsequent lender under the First Mezzanine Loan Agreement (including, without limitation, any Person that becomes a lender by purchasing the loan thereunder) or any Person performing similar duties under any subsequent refinancing or replacement thereof.
          “First Mezzanine Loan Agreement” means that certain First Mezzanine Loan Agreement, dated as of November 6, 2007 (as it may be amended, supplemented, extended, restated or otherwise modified from time to time), among First Mezzanine Lender, HRHH Gaming Senior Mezz, LLC, a Delaware limited liability company, and HRHH JV Senior Mezz, LLC, a Delaware limited liability company.
          “Fiscal Year” is defined in Section 8.7.

          “Funding Notice” is defined in Section 3.4(a)(iv).
          “GAAP” means United States Generally Accepted Accounting Principles.
          “Gaming Authorities” means any Governmental Authority with jurisdiction over the ownership of an interest in an entity that is licensed to conduct gaming activities or with jurisdiction over gaming operations relating to the Company Assets including, without limitation, the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming License Board.
          “Gaming Compliance Program” is defined in Section 7.1.
          “Gaming Facilities Support Fee” has the meaning ascribed to it in the Management Agreement.
          “Gaming Regulations” mean any applicable statutes, laws, rules, regulations, or other legal requirements of or promulgated by any legislative body, Gaming Authorities, police or investigative agency, or other government or political subdivisions or agency or subdivision thereto in the United States (including those in the State of Nevada) or elsewhere in the world pertaining to the ownership or operation of casinos, the suitability of Persons involved in gaming or gambling or otherwise relating to gaming or gambling, including, without limitation, the Nevada Gaming Control Act (Nevada Revised Statutes Chapter 463) and the regulations promulgated thereunder, as amended from time to time.
          “Governmental Authority” means any nation or government (including, without limitation, the government of the United States), any state, county, municipal or other political subdivision thereof (including the State of Nevada and Clark County, Nevada) and any Person exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.
          “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the mutual consent of the Class A Members.
          (b) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the mutual consent of the Class A Members, as of the following times:
     (i) the acquisition of an additional Interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

     (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;
     (iii) the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
     (iv) the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company; and
     (v) at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
          (c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Members.
          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
          (e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.
          “Guaranty Agreements” means, collectively, the Construction Completion Guaranties, the Closing Completion Guaranties, the Non-Recourse Carve-Out Guaranties and the Mandatory Prepayment Guaranties.
          “Hotel/Casino” means the hotel and casino known as the Hard Rock Hotel & Casino, which has been acquired by the Company (through its Subsidiaries) pursuant to the Acquisition Agreements.
          “Incapacity” means the Bankruptcy or dissolution of any Person. “Incapacitated” shall have a correlative meaning.

          “Incremental Capital” is defined in Section 3.4(a)(ii).
          “Indemnitees” is defined in Section 6.9(a).
          “Index” means the Consumer Price Index for Clark County, Nevada, as published by the U.S. Census Bureau using the period October/November 1995, as a base of 100, or if such index is discontinued, the most comparable index published by any Governmental Authority, acceptable to all of the Class A Members.
          “Indirect Interest” means, as applicable, a DLJ UTH’s equity interest in a DLJ Intermediate Subsidiary or a DLJMB Party or a Morgans LTH’s equity interest in a Morgans Intermediate Subsidiary or a Morgans Party.
          “Initial Acquisition Financing” means, collectively, (a) the financing obtained by the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by the Acquisition Agreements and (b) any other form of debt financing (including construction financing) provided to the Company or its Subsidiaries under the Loan Agreements.
          “Initial Construction Completion Guaranty Costs” is defined in Section 15.2(c).
          “Intracompany Transfer” is defined in Section 9.3(c).
          “JAMS” is defined in Section 17.3(a)(i).
          “Key Employees” means, collectively, the Hotel President, Hotel Chief Financial Officer, Casino General Manager, Hotel General Manager, the Hotel Food & Beverage Manager, the Head of Development (i.e., currently Brian Feigenbaum) and any Project Manager in charge of the Expansion Project (i.e. currently Michael Dean).
          “Land Loan Agreement” means a loan agreement which may be entered into (as it may be amended, supplemented, extended, restated or otherwise modified from time to time), among Column Financial, Inc., in its capacity as Lender thereunder, and HRHH Development Transferee, LLC, a Delaware limited liability company, or any other agreement governing the financing for the purchase of the Excess Land, but only to the extent that any such loan agreement or other agreement is actually and fully executed and delivered by all parties thereto.
          “Lenders” means, collectively, (a) Mortgage Lender, (b) First Mezzanine Lender, (c) Second Mezzanine Lender and (d) Third Mezzanine Lender.
          “Letter of Credit” means any Equity Letter of Credit or Non-Equity Letter of Credit.
          “Listing Vehicle” is defined in Section 7.3.
          “Loan Agreements” means, collectively, (a) the Mortgage Loan Agreement, (b) the First Mezzanine Loan Agreement, (c) the Second Mezzanine Loan Agreement and (d) the Third Mezzanine Loan Agreement.

          “Lock-Out Period” means the period commencing on the Original Agreement Date and ending on the earlier to occur of (a) the fourth (4th) anniversary of the Original Agreement Date or (b) termination of the Management Agreement.
          “Management Agreement” means that certain Amended and Restated Property Management Agreement, dated as of May 30, 2008, among HRHH Hotel/Casino, LLC, HRHH Development, LLC, HRHH Cafe, LLC and Manager, as further amended, modified or supplemented from time to time. The Management Agreement constitutes an Affiliate Agreement.
          “Manager” means Morgans Hotel Group Management, LLC, a Delaware limited liability company, or any successor Manager selected by the Company upon the expiration or termination of the Management Agreement, subject to the terms of this Agreement and the Management Agreement.
          “Mandatory Prepayment Guaranties” means, collectively, (a) that certain Guaranty Agreement (Non-Qualified Mandatory Prepayment), dated as of February 2, 2007, by DLJMB and Morgans in favor of Mortgage Lender, as amended by the Modification and Ratification of Guaranties, (b) that certain First Mezzanine Guaranty Agreement (Non-Qualified Mandatory Prepayment), dated as of November 6, 2007, by DLJMB and Morgans in favor of First Mezzanine Lender, (c) that certain Second Mezzanine Guaranty Agreement (Non-Qualified Mandatory Prepayment), dated as of November 6, 2007, by DLJMB and Morgans in favor of Second Mezzanine Lender and (d) that certain Third Mezzanine Guaranty Agreement (Non-Qualified Mandatory Prepayment), dated as of November 6, 2007, by DLJMB and Morgans in favor of Third Mezzanine Lender, each as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Mandatory Prepayment Liabilities” is defined in Section 15.5(a).
          “Maximum Rate” means the maximum interest rate permitted by applicable usury and similar laws.
          “Mediation” is defined in Section 17.3(a)(i).
          “Mediation Service” is defined in Section 17.3(a)(i).
          “Mediator” is defined in Section 17.3(a)(i).
          “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
          “Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
          “Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

          “Members” means, collectively, the Persons owning Membership Interests, including any Additional Members and Substitute Members. Reference to a “Member” shall refer to any one or more of the Members, as the context may require. As of the Agreement Date, the Members are DLJMB, DLJMB Partners, DLJMB LLC, Morgans Co. and Morgans.
          “Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including Class A Membership Interests, Class B Membership Interests and/or Class C Membership Interests, and also including without limitation, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 11, 2006, by and among Morgans Co., MHG HR Acquisition Corp., Hard Rock Hotel, Inc. and Peter H. Morton, as amended, modified or supplemented from time to time.
          “Modification and Ratification of Guaranties” means that certain Modification and Ratification of Guaranties, dated as of November 6, 2007, among DLJMB, Morgans and Mortgage Lender.
          “Morgans” is defined in the Preamble.
          “Morgans Change of Control” means, with respect to Morgans Co. or Morgans (each, a “Morgans Parent”), any of the following:
          (a) any merger, consolidation or business combination of a Morgans Parent into or with another Person in which holders of the voting securities of such Morgans Parent immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, securities or other equity interests in the surviving entity in such transaction possessing less than a majority of the outstanding voting power of the surviving entity; or
          (b) any other transaction, including the sale by a Morgans Parent of new shares of capital stock or new equity interests or a transfer of existing shares of capital stock or existing equity interests of such Morgans Parent, the result of which is that a third party not an Affiliate of such Morgans Parent or their respective stockholders or equity holders (or “group” of third parties not an Affiliate of such Morgans Parent or their respective stockholders or equity holders) directly or indirectly acquire or hold securities or other equity interests of such Morgans Parent representing a majority of such Morgans Parent’s outstanding voting power; or
          (c) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the directors of the board of Morgans together with any new director (other than a director designated by a person who shall have entered into an agreement with Morgans to effect a transaction described in clauses (a) or (b)) whose election by the directors or nomination for election by Morgans’ stockholders or other equity holders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of Morgans’ board of directors.
          “Morgans Co.” is defined in the Preamble.
          “Morgans’ Competitors” means any present or future operator or manager of a hotel or other hospitality and/or gaming property, which operator or manager is primarily in the business of operating (as opposed to investing in or owning) hotels or other hospitality and/or gaming properties.
          “Morgans’ Closing Completion Guaranty Liabilities” is defined in Section 15.3(a).
          “Morgans’ Construction Completion Guaranty Liabilities” is defined in Section 15.2(a).
          “Morgans’ Mandatory Prepayment Guaranty Liabilities” is defined in Section 15.5(a).
          “Morgans’ Non-Recourse Carve-Out Liabilities” is defined in Section 15.4(a).
          “Morgans Indemnitees” is defined in Section 15.2(a).
          “Morgans Initial Capital Commitment” is defined in Section 3.3(a).
          “Morgans Intermediate Subsidiary” means any Subsidiary of Morgans Co. or Morgans (other than any Member hereunder) that indirectly holds the equity interests of the Company.
          “Morgans Lower Tier Holder” or “Morgans LTH” is defined in Section 9.2(b).
          “Morgans Parent Transfer” is defined in Section 9.3(e).
          “Morgans Parties” mean, collectively, Morgans Co., Morgans and any other Affiliate of Morgans Co. that becomes a Member pursuant to the terms of this Agreement after the date hereof.
          “Morgans Parties’ Diluted Capital Contributions” means, as of any time, an amount equal to the product of (a) the Morgans Parties’ aggregate Adjusted Percentage Interest as of such time, multiplied by (b) the quotient obtained by dividing the aggregate Capital Contributions of the DLJMB Parties as of such time by the DLJMB Parties’ aggregate Adjusted Percentage Interest as of such time.
          “Mortgage Lender” means Vegas HR Private Limited, a Singapore corporation, as assignee of Column Financial, Inc., in its capacity as lender under the Mortgage Loan Agreement, together with any additional or subsequent lender under the Mortgage Loan Agreement (including, without limitation, any Person that becomes a lender by purchasing the loan thereunder) or any Person performing similar duties under any subsequent refinancing or replacement thereof.
          “Mortgage Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of November 6, 2007 (as it may be amended, supplemented, extended, restated or otherwise modified from time to time), among Mortgage Lender, HRHH Hotel/Casino, LLC, a Delaware limited liability company, HRHH Cafe, LLC, a Delaware limited liability company, HRHH Development, LLC, a Delaware limited liability company, HRHH IP, LLC, a Delaware limited liability company, and HRHH Gaming, LLC, a Nevada limited liability company.
          “Necessary Capital” is defined in Section 3.4(b).
          “Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;
          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such taxable income and/or increase the amount of such loss;
          (c) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;
          (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
          (e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

          (f) If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and
          (g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.4 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.4 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.
          “New Capital” is defined in Section 3.4(a)(ii).
          “New Capital Funding” means, with respect to a DLJMB Party, any Capital Contribution and/or other increase in Committed Capital (arising from the posting of Equity Letters of Credit as permitted under Section 3.4(a)) paid, posted or funded by such DLJMB Party, in each case, in respect of New Capital.
          “New DLJMB Commitment” is defined in Section 3.4(a)(ii).
          “New Equity” is defined in Section 3.9.
          “New Financing” is defined in Section 3.9.
          “Non-Contributing Member” is defined in Section 3.5(a).
          “Non-Equity Letter of Credit” means any letter of credit posted by the Company, any of its Subsidiaries or a Member (or its Affiliate) pursuant to a binding agreement or obligation of the Company or a Subsidiary thereof in favor of a Lender or any other Person (other than an Equity Letter of Credit), as the same may be replaced, reduced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time; provided that any Non-Equity Letter of Credit shall be subject to the approval of all Capital Members, which approval shall not be unreasonably withheld, delayed or conditioned.
          “Non-Qualifying Contributions” means, with respect to any distribution to be made pursuant to Section 4.2(b)(ii), (iii) or (iv), any Disproportionate Contributions prior thereto that resulted in an adjustment to the Members’ Percentage Interests (to the extent such adjustment resulted from an increase in Committed Capital due to the posting of Equity Letters of Credit).
          “Non-Recourse Carve-Out Guaranties” means, collectively, (a) that certain Guaranty Agreement, dated as of February 2, 2007, by DLJMB and Morgans in favor of Mortgage Lender, as amended by the Modification and Ratification of Guaranties, (b) that certain First Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of First Mezzanine Lender, (c) that certain Second Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of Second

Mezzanine Lender, (d) that certain Third Mezzanine Guaranty Agreement, dated as of November 6, 2007, by DLJMB and Morgans in favor of Third Mezzanine Lender and (e) any non-recourse carve-out guaranty that may (in the sole discretion of DLJMB and Morgans) be entered into by DLJMB and/or Morgans in connection with the Land Loan Agreement, each as amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Non-Recourse Carve-Out Liabilities” is defined in Section 15.4(a).
          “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
          “Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
          “Note Rate” is defined in Section 3.5(a)(ii).
          “Officer” and “Officers” is defined in Section 6.2.
          “Operating Capital” is defined in Section 3.4(b).
          “Operating Year” means each calendar year (and in the case of the first Operating Year, the remainder of the calendar year starting on the Original Agreement Date) during the term of this Agreement.
          “Order of Registration” is defined in Section 7.1.
          “Original Agreement” is defined in the Recitals.
          “Original Agreement Date” is defined in the Recitals.
          “Party” and “Parties” are defined in the Preamble.
          “Percentage Interest” means, with respect to a Capital Member, as of any time, that percentage which is initially set forth on Exhibit A attached hereto, as modified from time to time according to the books and records of the Company pursuant to the terms of this Agreement.
          “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.
          “Profits Interest Plan” means the Hard Rock Hotel Holdings, LLC 2008 Profits Interest Award Plan, as amended, modified, supplemented or replaced from time to time.
          “Profits Interest Agreement” means any Profits Interest Agreement pursuant to which Class C Units are issued to a participant under the Profits Interest Plan, as such agreement may be amended, modified or supplemented from time to time.

          “Profits Percentage Interest” means, as of any time (a) with respect to each Class C Member, a fraction (expressed as a percentage rounded to the third decimal point, with any 5 in the fourth decimal point being rounded down) calculated as the product of (i) a fraction, the numerator of which is the number of Class C Units held by such Class C Member and the denominator of which is the aggregate number of Class C Units authorized for issuance pursuant to Section 3.12(b), multiplied by (ii) another fraction, the numerator of which is equal to Seventeen Million Five Hundred Thousand Dollars ($17,500,000) and the denominator of which is the greater of (A) Three Hundred Fifty Million Dollars ($350,000,000) and (B) the aggregate amount of Capital Contributions made and the Deemed Value of Equity Letters of Credit posted by the Capital Members in accordance with this Agreement on or after the Original Agreement Date; and (b) with respect to each Capital Member, a percentage equal to the product of (i) One Hundred (100) minus a number equal to the aggregate Profits Percentage Interest held by all Class C Members (as calculated pursuant to clause (a) of this definition) as of such time; and (ii) such Capital Member’s Percentage Interest (expressed as a decimal) as of such time.
          “Proposed Operating Plan” is defined in Section 6.7(a).
          “Proposed Treasury Regulation” is defined in Section 3.12(e).
          “Publicly Traded Partnership” is defined in Section 9.3(g)(iv).
          “Qualified Appraiser” means any nationally recognized valuation or appraisal firm or investment bank with expertise in the gaming industry that: (a) does not currently provide nor is currently negotiating to provide (nor in the last two years has provided) services to the Company or any Member or their respective Affiliates; and (b) does not hold or have Affiliates that hold equity interests in the Company or any Member.
          “Receiving Party” is defined in Section 15.7.
          “Registration Expenses” means all expenses incurred by the Listing Vehicle in complying with the Securities Act registration requirements of an initial public offering, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration.
          “Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations.)
          “Regulatory Allocations” is defined in Section 5.4(h).
          “Requesting Party” is defined in Section 15.7.
          “Required Expansion Capital” means Capital Contributions made, or, to the extent permitted under Section 3.4(a), Letters of Credit posted, by, or on behalf of, the DLJMB Parties for the following purposes: (i) equity or other payments required under the Loan Agreements as a condition to the disbursement of construction loan proceeds thereunder, for other hard and soft costs relating to the Expansion Project as set forth in the Approved

Development Budget or for interest rate cap agreements(s) entered into by the Company or its Subsidiaries on or prior to the date hereof, (ii) funds for the Cash Requirements of the Company and its Subsidiaries during the pre-construction and construction periods of the Expansion Project, or (iii) interest payment requirements of the Company and its Subsidiaries during the pre-construction and construction periods of the Expansion Project (including, without limitation, any contributions to interest reserve accounts established pursuant to the Loan Agreements); provided that Required Expansion Capital shall not include any funds paid by any of the DLJMB Parties or their Affiliates pursuant to any Guaranty Agreement, except to the extent provided in the following sentence. If the DLJMB Parties fund any payments under the Guaranty Agreements for which Morgans is required to indemnify the DLJMB Parties but has failed to do so in accordance with Article 15, then such indemnifiable payments actually funded by the DLJMB Parties shall be considered “Required Expansion Capital” for the purposes of this Agreement (including, without limitation, for purposes of determining the Incremental Capital, Excess Incremental Capital, Capital Contributions, Committed Capital, Percentage Interests and Adjusted Percentage Interests of the DLJMB Parties hereunder), except that such indemnifiable payments funded by the DLJMB Parties shall not reduce the amount of the New DLJMB Commitment allocated to Required Expansion Capital the DLJMB Parties are required to fund in accordance with the terms of Section 3.4(a).
          “Required Land Capital” means Capital Contributions made or, to the extent permitted under Section 3.4(a), Non-Equity Letters of Credit posted, by, or on behalf of, the DLJMB Parties for any of the following purposes in connection with funding and/or financing the purchase, sale or retention of all or a portion of the Excess Land: (a) funds used to finance the acquisition of the Excess Land by a current or future Subsidiary of the Company, (b) funds to support the equity or other requirements of third party purchase transactions relating to the Excess Land, or (c) funds to satisfy or defer payments relating to the Excess Land required under the Loan Agreements, together with all transaction costs related to any such purchase, sale, financing or retention described in this definition.
          “Responsible Party” is defined in Section 6.9(f)(i).
          “ROFO Offer” is defined in Section 9.4(a)(ii)
          “ROFO Offer Notice” is defined in Section 9.4(a)(i).
          “ROFO Offer Period” is defined in Section 9.4(a)(ii).
          “ROFO Offer Price” is defined in Section 9.4(a)(ii).
          “ROFO Offered Interests” is defined in Section 9.4(a)(i).
          “ROFO Recipients” is defined in Section 9.4(a)(i).
          “Safe Harbor” is defined in Section 3.12(e).
          “Second Mezzanine Lender” means NRFC WA Holdings, LLC, a Delaware limited liability company, as assignee of Column Financial, Inc., in its capacity as lender under the Second Mezzanine Loan Agreement, together with any additional or subsequent lender under the Second Mezzanine Loan Agreement (including, without limitation, any Person that becomes a lender by purchasing the loan thereunder) or any Person performing similar duties under any subsequent refinancing or replacement thereof.
          “Second Mezzanine Loan Agreement” means that certain Second Mezzanine Loan Agreement, dated as of November 6, 2007 (as it may be amended, supplemented, extended, restated or otherwise modified from time to time), among Second Mezzanine Lender, HRHH Gaming Junior Mezz, LLC, a Delaware limited liability company, and HRHH JV Junior Mezz, LLC, a Delaware limited liability company.
          “Securities Act” is defined in Article 13.
          “SEC” means the Securities and Exchange Commission.
          “Segregated Account” is defined in Section 4.2(c).
          “Selling Expenses” means, in respect of an initial public offering of the Listing Vehicle, all reasonable broker’s commissions, underwriting discounts and selling commissions applicable to such offering.
          “Selling Member” is defined in Section 9.4(a)(i).
          “Shortfall Amount” is defined in Section 3.5(a).
          “Shortfall Contributions” is defined in Section 3.5(a)(i).
          “Subsidiary” means, with respect to a specified Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the specified Person.
          “Subsidiary Transfer” is defined in Section 9.3(c).
          “Substitute Member” means any Assignee that has been admitted to the Company as a Member pursuant to Section 10.2 by virtue of such Assignee’s receiving all or a portion of a Membership Interest from another Member or its Assignee, and not pursuant to Section 3.1.
          “Tag-Along Right” is defined in Section 9.5(c).
          “Tax Liability Distribution” is defined in Section 4.3.
          “Tax Matters Member” means the Member designated as such pursuant to Section 8.6.
          “Technical Services Agreement” means Technical Services Agreement, dated as of February 2, 2007, between HRHH Hotel/Casino, LLC, a Delaware limited liability company, and the Manager, as amended, modified or supplemented from time to time.
          “Temporary Investments” means an investment by the Company in (a) securities issued or unconditionally guaranteed by any Governmental Authority, (b) certificates of deposit of any bank, (c) commercial paper rated “A” or better by Moody’s Investors Service (or rated at an equivalent level by a recognized credit ratings agency of similar repute) or (d) money market mutual funds.
          “Termination Event” is defined in Section 6.1(d).
          “Third Mezzanine Lender” means Hard Rock Mezz Holdings LLC, a Delaware limited liability company, as assignee of Column Financial, Inc., in its capacity as lender under the Third Mezzanine Loan Agreement, together with any additional or subsequent lender under the Third Mezzanine Loan Agreement (including, without limitation, any Person that becomes a lender by purchasing the loan thereunder) or any Person performing similar duties under any subsequent refinancing or replacement thereof.
          “Third Mezzanine Loan Agreement” means that certain Third Mezzanine Loan Agreement, dated as of November 6, 2007 (as it may be amended, supplemented, extended, restated or otherwise modified from time to time), among Third Mezzanine Lender, HRHH Gaming Junior Mezz Two, LLC, a Delaware limited liability company, and HRHH JV Junior Mezz Two, LLC, a Delaware limited liability company.
          “Third Party Transferee” is defined in Section 9.4(a)(iv).
          “Transfer” means, with respect to any Member, any sale, conveyance, exchange, assignment, gift, bequest or other transfer or disposition (whether direct or indirect, by operation of law or by any other means), of all or any part of such Member’s Interest in the Company, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or an agreement to do any of the foregoing.
          “Unsuitable Person” is any Person whose ownership of or association with the Company, or in the case of an indirect Transfer, the applicable Morgans Party or DLJMB Party, could reasonably be anticipated to jeopardize the status of or result in the imposition of conditions on, a disciplinary action or the loss of, inability to reinstate, or failure to obtain any registration, permit, order, finding of suitability, exemption, waiver or license or any other rights or entitlements held or required to be held by the Company (or a Subsidiary of the Company) under any Gaming Regulations, or any such Person who is found unsuitable or is denied or disqualified from eligibility for any license or approval by the Nevada Gaming Authorities.
          “Weighted Amount” means (a) with respect to any Disproportionate Contribution, the amount of such Disproportionate Contribution, (b) with respect to any Existing Capital, the amount of such Existing Capital, (c) with respect to any New Capital Funding representing Incremental Capital, the amount of such New Capital Funding and (d) with respect to any New Capital Funding representing Excess Incremental Capital, 1.75 multiplied by such New Capital Funding.

ARTICLE 2.
FORMATION
     2.1 Intent. The Members hereby continue the Company pursuant to the terms and conditions set forth in this Agreement and under the Act. If any terms of this Agreement are inconsistent with any of the terms of the Act which are not mandatory, then the terms of this Agreement shall control.
     2.2 Certificate of Formation; Filings. The Members have caused to be executed and filed the Certificate in the Office of the Delaware Secretary of State as required by the Act. Betty W. Gee is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and each Member, Director and Officer thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. Any Member, Director or Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.
     2.3 Name, Registered Office and Agent; Principal Place of Business. The name of the Company is “Hard Rock Hotel Holdings, LLC”. The Company may also conduct business at the same time under one or more fictitious names if the Members determine that such is in the best interests of the Company. The Members may change the name of the Company, from time to time, in accordance with applicable law. The Company’s registered office in the State of Delaware and its registered agent for service of process on the Company in the State of Delaware at such registered office shall be as set forth in the Company’s most recently filed Certificate. The Company’s principal place of business is 475 Tenth Avenue, New York, New York 10018, and thereafter may be at such other place or places as the Members may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Members deem advisable.
     2.4 Purpose of Company. The principal purpose of the Company shall be to acquire, operate, manage, develop, renovate, upgrade, improve, finance, market and potentially dispose of the Acquired Assets directly, or through one or more Subsidiaries of the Company. The Company may also engage in any other business or activity ancillary thereto that a limited liability company may be engaged in under applicable law, subject to approval of the Board and any other applicable provisions of this Agreement.
     2.5 Term. The Company commenced as of the date that the Certificate was filed with the Office of the Delaware Secretary of State, and shall continue unless the Company is sooner dissolved until the one hundredth (100th) anniversary of the Original Agreement Date (as such date may be extended by the mutual written agreement of the Members); provided, however, that the term of the Company shall be subject to the additional provisions for termination set forth in this Agreement.
     2.6 Issuance of Membership Interests. The Membership Interests when issued in accordance with the terms hereof will be duly and validly issued and, assuming the representations and warranties of the Members contained in this Agreement are true and correct on the date of issuance of such Membership Interests, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The Membership Interests are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms. Upon its execution of this Agreement, each person identified as a holder of Membership Interests on Exhibit A or in the books and records of the Company is hereby admitted to the Company as a member of the Company.
ARTICLE 3.
CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS,
CAPITAL ACCOUNTS AND CLASSES OF INTERESTS
     3.1 Capital Commitments; Percentage Interests. The names, addresses, Committed Capital, Percentage Interests, Adjusted Percentage Interests and Profits Percentage Interests of the Class A Members, Class B Members and Class C Members (and the number of Class C Units held by each Class C Member) as of the date hereof are set forth on Exhibit A attached hereto and incorporated herein, as such exhibit may be modified from time to time according to the books and records of the Company. No Capital Contribution shall be required to be made by a Class C Member in connection with the issuance of Class C Units by the Company to such Member. Any changes in the Members’ respective Percentage Interests, Adjusted Percentage Interests or Profits Percentage Interests from time to time pursuant to the terms of this Agreement shall be recorded in the Company’s books and records.
     3.2 Initial Assignment by Morgans. As of the Original Agreement Date, and subject to and in accordance with the Contribution Agreement, (a) Morgans Co. and Morgans assigned all of their respective right, title and interest in and to the Acquisition Agreements to the Company or one or more of its Subsidiaries, and the Company or such Subsidiaries assumed such right, title and interest in and to the Acquisition Agreements; (b) Morgans Co. contributed all of the stock of MHG HR Acquisition Corp. (a party to the Merger Agreement) to the Company; and (c) Morgans Co. and Morgans were deemed to have made Capital Contributions to the Company of the Morgans Expenses (as defined in the Contribution Agreement) in accordance with Section 3.2(b) of the Contribution Agreement in an amount, when added to the value of the assignment(s) and contribution referenced in clauses (a) and (b), not to exceed Morgans Initial Capital Commitment (the amounts of the assignment(s) and contributions referred to in clauses (a), (b) and (c), collectively, the “Applied Amounts”). The Members hereby acknowledge and agree that, for purposes of the immediately preceding sentence, the Acquisition Agreements and the contribution of stock of MHG HR Acquisition Corp. have an aggregate value equal to the amount of the Escrow Deposits (as defined in the Contribution Agreement) credited toward the purchase price of the Acquisition. The foregoing assignments were made by Morgans Co. and Morgans to the Company or its Subsidiaries on an “as is, where is” basis and without representation or warranty of any kind or character, expressed or implied, with respect to the Acquired Assets and without recourse to Morgans Co. or Morgans, except as specifically provided to the contrary herein or in the Contribution Agreement.
     3.3 Initial Capital Contributions. Each of the Members made Capital Contributions to the Company immediately prior to the Closing as follows:
          (a) Morgans contributed the amount of Fifty Seven Million Five Hundred Twenty Five Thousand Three Hundred Seventy Eight and 10/00 Dollars ($57,525,378.10) (the

“Morgans Initial Capital Commitment”) to the Company; provided, however, that the Morgans Initial Capital Commitment was deemed satisfied to the extent that the Applied Amounts credited in accordance with Section 3.2 were at least equal to the Morgans Initial Capital Commitment;
          (b) Morgans Co. contributed the amount of One Hundred Fifty Dollars ($150) to the Company;
          (c) DLJMB contributed the amount of Eighty Four Million Seven Hundred Thirty Nine Thousand One Hundred Sixty Nine and 48/00 Dollars ($84,739,169.48) to the Company;
          (d) DLJMB Partners contributed the amount of Thirty Million Three Hundred Eleven Thousand Five Hundred Eighty Six and 72/00 Dollars ($30,311,586.72) to the Company; and
          (e) DLJMB LLC contributed the amount of Three Hundred Dollars ($300) to the Company.
     3.4 Additional Contributions. Except as otherwise required by law or pursuant to this Agreement, no Member or Assignee shall be required or permitted to make any additional Capital Contributions to the Company except as follows:
          (a) Existing Capital; New DLJMB Commitment.
     (i) Existing Capital. As of February 8, 2008, the DLJMB Parties and the Morgans Parties made or were deemed to have made Capital Contributions to the Company (including the Capital Contributions provided for under Section 3.3) and posted Equity Letters of Credit in aggregate amounts equal to One Hundred Fifty Million Eight Hundred Sixty Seven Thousand Two Hundred Sixty Eight and 71/00 Dollars ($150,867,268.71) and Seventy Two Million Seven Hundred Thirty Thousand Nine Hundred Nineteen and 95/00 Dollars ($72,730,919.95), respectively (the “Existing Capital”), representing aggregate Adjusted Percentage Interests of 67.6% and 32.4%, respectively, and Percentage Interests of 67.5% and 32.5%, respectively (but subject, in the case of the DLJMB Parties, to the receipt of all required regulatory approvals for any Adjusted Percentage Interest or Percentage Interest in excess of 66.7%). For purposes of its Adjusted Percentage Interest and Percentage Interest, each DLJMB Party and Morgans Party has been credited with a portion of the aggregate amount of Capital Contributions made or, as applicable, Equity Letters of Credit posted by the DLJMB Parties and the Morgans Parties, respectively, as of February 8, 2008, equal to its respective Adjusted Percentage Interest or Percentage Interest on the date the applicable Capital Contribution was funded or the Equity Letter of Credit was posted, as applicable.
     (ii) New DLJMB Commitment. Subject to the terms and conditions of this Agreement, the DLJMB Parties hereby commit (the “New DLJMB

Commitment”) to make additional Capital Contributions, in excess of the Existing Capital of the DLJMB Parties, in an aggregate amount up to Two Hundred Fifty Four Million Dollars ($254,000,000) (the “New Capital”). Of such New Capital, (i) up to One Hundred Forty Four Million Dollars ($144,000,000) shall be allocated for Required Expansion Capital, of which amount at least Four Million Dollars ($4,000,000) in the aggregate shall be made available by the DLJMB Parties after the date hereof for hard and soft costs provided for pursuant to or contemplated by the Approved Development Budget for the Expansion Project; and (ii) up to One Hundred Ten Million Dollars ($110,000,000) shall be allocated for Required Land Capital. Notwithstanding anything to the contrary herein, the following shall not be part of the New DLJMB Commitment and shall not be considered New Capital unless approved by all Capital Members: (1) funds contributed with respect to the Expansion Project or the Excess Land in excess of the portion of the New DLJMB Commitment allocated thereto, (2) funds which do not constitute Required Expansion Capital or Required Land Capital, and (3) any funds paid by any of the DLJMB Parties or their Affiliates pursuant to any Guaranty Agreement, except to the extent provided in the following sentence. If the DLJMB Parties fund any payments under the Guaranty Agreements for which Morgans is required to indemnify the DLJMB Parties but has failed to do so in accordance with Article 15, then such indemnifiable payments actually funded by the DLJMB Parties shall be considered Required Expansion Capital for the purposes of this Agreement (including, without limitation, for purposes of determining the New Capital, Capital Contributions, Committed Capital, Percentage Interests and Adjusted Percentage Interests of the DLJMB Parties hereunder), except that such indemnifiable payments funded by the DLJMB Parties shall not reduce the amount of the New DLJMB Commitment allocated to Required Expansion Capital the DLJMB Parties are required to fund in accordance with the terms of this Section 3.4(a). New Capital provided by the DLJMB Parties in an amount up to $99,132,731.29, which equals (x) Two Hundred Fifty Million Dollars ($250,000,000) minus (y) the Existing Capital of the DLJMB Parties as of February 8, 2008 in the amount of $150,867,268.71 is referred to herein as “Incremental Capital,” and all New Capital so provided by the DLJMB Parties in excess thereof is referred to as “Excess Incremental Capital.” Exhibit A hereto sets forth the Percentage Interest and Adjusted Percentage Interest of each of the DLJMB Parties and the Morgans Parties on the date hereof (but subject, in the case of the DLJMB Parties, to the receipt of all required regulatory approvals for any Adjusted Percentage Interest or Percentage Interest in excess of 66.7%). DLJMB has caused to be delivered to Morgans Co. and the Company an equity commitment letter from one or more of the DLJ Funds substantially in the form attached hereto as Exhibit D, pursuant to which such parties have committed to provide the equity capital for the New Capital in an amount up to the New DLJMB Commitment, less the amount of such New Capital required to be funded by DLJMB Partners directly pursuant to this Agreement. The New DLJMB Commitment shall be reduced by Capital Contributions made or Letters of Credit posted after February 8,

2008 that constitute New Capital, subject to clause (iii) below with respect to the Bridge LC. For the avoidance of doubt, the New DLJMB Commitment shall replace all other equity commitments by the DLJMB Parties set forth in Section 3.4(a) of the Original Agreement. The Morgans Parties shall not have the option to fund up to their respective Percentage Interests of the New Capital and the DLJMB Parties shall not be required to fund New Capital in excess of the amount of the New DLJMB Commitment; provided, however, that the Morgans Parties and the DLJMB Parties shall fund other Capital Contributions if and to the extent required under this Agreement. The DLJMB Parties and the Morgans Parties shall cooperate in good faith to complete the Expansion Project and the sale of the Excess Land at the earliest possible date and as approved by the Board in accordance with Article 6.
     (iii) Treatment of Bridge LC. On February 14, 2008, the DLJMB Parties posted a Non-Equity Letter of Credit with a maximum amount available to be drawn thereunder as of such date of One Hundred Ten Million Dollars ($110,000,000) to the Lenders in accordance with the Loan Agreements (the “Bridge LC”, which term shall include any successor Non-Equity Letter of Credit to, and any Non-Equity Letter of Credit posted in replacement or substitution of, the Bridge LC). As a result of the posting of the Bridge LC, the portion of the New DLJMB Commitment comprised of Required Land Capital was reduced from One Hundred Ten Million Dollars ($110,000,000) to Zero (0). Upon the expiration or release of the Bridge LC, the portion of the New DLJMB Commitment relating to Required Land Capital will be restored to One Hundred Ten Million Dollars ($110,000,000), less the amount of New Capital contributed by the DLJMB Parties to fund a transaction that has been approved by the Board or to make all or a portion of the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement (which New Capital to be used to make such amortization payment may be called by the DLJMB Parties in their sole discretion). The New DLJMB Commitment relating to Required Land Capital (including all amounts remaining thereunder) shall terminate, and the DLJMB Parties shall not be required to fund additional Required Land Capital, upon the earlier to occur of: (a) the completion by the DLJMB Parties of their funding of Required Land Capital for a transaction that has been approved by the Board; and (b) satisfaction in full of the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement. In accordance with Section 3.4(a)(vi), and notwithstanding anything to the contrary in this Agreement, the posting of the Bridge LC by the DLJMB Parties shall not (x) increase the Committed Capital of the DLJMB Parties, (y) result in any adjustment in any Percentage Interests under this Agreement or (z) be treated as a Capital Contribution or a contribution of New Capital under this Agreement (in each case, unless and until otherwise provided by Section 3.4(a)(vi)). The Morgans Parties shall reimburse the DLJMB Parties for the Morgans Parties’ aggregate Percentage Interest (as it may change from time to time) of the direct out-of-pocket costs incurred by the DLJMB Parties in connection with posting and maintaining such Bridge LC (including lender fees and charges, but excluding any attorneys’ fees or reimbursement or similar obligations).
     (iv) Funding of New Capital. The DLJMB Parties shall make in a timely manner all additional Capital Contributions that constitute Required Expansion Capital and are provided for pursuant to or contemplated by the applicable Approved Development Plans and the applicable Approved Development Budget for the Expansion Project. The DLJMB Parties also shall make in a timely manner all additional Capital Contributions that constitute Required Land Capital and either (i) are required for a transaction that has been approved by the Board or (ii) are being funded to make all or a portion of the amortization payment under Section 2.4.2(b) of the Mortgage Loan Agreement. In the event that the DLJMB Parties intend to make a Capital Contribution in respect of New Capital in accordance with this Agreement, they shall provide the Morgans Parties written notice thereof not less than three (3) Business Days prior to the date on which such additional Capital Contribution is to be made (each, a “Funding Notice”), which notice shall specify the purpose for which the Capital Contributions will be made and whether the funding will be in cash or satisfied through the posting of a Letter of Credit to the extent permitted hereunder. The DLJMB Parties will fund the New Capital in a timely manner to the extent required herein and as required under the Loan Agreements or other applicable contractual obligations of the Company or its Subsidiaries; provided, however, in lieu of funding New Capital in cash, the DLJMB Parties may elect in their sole discretion to satisfy their obligation to fund the New Capital by posting, or causing one or more of their Affiliates to post, a Letter of Credit to the extent set forth in the Funding Notice, provided that (x) such Letter of Credit satisfies the criteria set forth in the definitions of Equity Letter of Credit or Non-Equity Letter of Credit (as the case may be), and (y) in no event shall the posting by a Member of a Non-Equity Letter of Credit result in any increase in such Member’s Percentage Interest, Adjusted Percentage Interest, Committed Capital or Capital Contribution (unless and until otherwise provided under Section 3.4(a)(vi)). Upon delivery of such Letter of Credit to the Lenders or other applicable beneficiary (with a copy thereof to the Morgans Parties), the DLJMB Parties shall be deemed to have satisfied the funding requirement set forth in the Funding Notice. Upon the funding of a Capital Contribution (or posting an Equity Letter of Credit in lieu thereof) in accordance with this Section 3.4(a)(iv), the relative Percentage Interests of the Capital Members shall be adjusted pursuant to Section 3.6.
     (v) Maintenance, Funding and Termination of Letters of Credit. Any DLJMB Party posting a Letter of Credit pursuant to Section 3.4(a) shall be responsible for maintaining in full force and effect (or if required, replacing) such Letter of Credit as required under the Loan Agreements and/or any other document governing the delivery and maintenance of such Letter of Credit; provided, however, that such DLJMB Party may obtain the release of such Letter of Credit, or a reduction in the amount available to be drawn thereunder, to the extent permitted under the Loan Agreements and/or such other governing document. In the event that a DLJMB Party funds (or causes an Affiliate to fund) a payment required under the Loan Agreements or such other governing document to secure the release of, or reduction in the amount available to be drawn under, a Letter of Credit posted pursuant to this Section 3.4(a) (including, without limitation, a prepayment of loans under the Loan Agreements), then, if such DLJMB Party provides reasonable supporting documentation to the Morgans Parties of the amount of such funding, then the amount of such funding by or on behalf of the posting DLJMB Party with respect to the released or reduced Letter of Credit will be treated as a Capital Contribution as of the date of the funding, and the Deemed Value of any such Equity Letter of Credit shall be reduced by the amount of such funding. In the event that a Lender or other beneficiary of the Letter of Credit draws upon a Letter of Credit posted pursuant to this Section 3.4(a) and the DLJMB Party that posted the Letter of Credit reimburses (or causes an Affiliate to reimburse) the issuer of the Letter of Credit with respect to all obligations resulting from such drawing, then, if such DLJMB Party provides reasonable supporting documentation to the Morgans Parties of the amount of such reimbursement, the amount reimbursed by or on behalf of the posting DLJMB Party with respect to such Letter of Credit will be treated as a Capital Contribution as of the date of the reimbursement, and the Deemed Value of any such Equity Letter of Credit shall be reduced by the amount of such reimbursement. In addition, if an Equity Letter of Credit is replaced by another Equity Letter of Credit with a greater face amount, then only the incremental Deemed Value of the substituted Equity Letter of Credit in excess of the Deemed Value of the original Equity Letter of Credit being replaced shall be taken into account in determining the increase of Committed Capital of the posting DLJMB Party and any Percentage Interest adjustment hereunder arising from the posting of such Equity Letter of Credit in accordance with this Agreement, it being the intention of the parties that, in determining Capital Contributions, Committed Capital, Percentage Interests and Adjusted Percentage Interests hereunder, the same (or substantively the same) dollars that are committed or contributed as capital hereunder shall be counted (for purposes of such calculations) only one time.
     (vi) Committed Capital. The Deemed Value of any Equity Letter of Credit posted by a DLJMB Party (or its Affiliate) or a Morgans Party in accordance with this Section 3.4(a) shall be included in such Party’s Committed Capital as of the date such Equity Letter of Credit is posted, and the Members’ Percentage Interests shall be adjusted in accordance with Section 3.6. No adjustment shall be made with respect to the Percentage Interests of the Members (i) in the event that an Equity Letter of Credit is released or reduced, or expires or otherwise terminates pursuant to its terms as permitted under the Loan Agreements and/or other governing document; or (ii) as a result of any Capital Contribution made with respect to such Equity Letter of Credit upon its drawing, release or reduction as contemplated by Section 3.4(a)(v). If a DLJMB Party (or its Affiliate) posts or has posted any Non-Equity Letter of Credit in accordance with this Section 3.4(a) (including the Bridge LC), then, unless otherwise consented to by Morgans, the posting of such Non-Equity

Letter of Credit shall not increase the Committed Capital of such DLJMB Party or result in any adjustment in any Percentage Interests under this Agreement unless and until such Non-Equity Letter of Credit is drawn by the Lenders or other beneficiary and the DLJMB Parties (or an Affiliate thereof) have reimbursed the issuer of the Non-Equity Letter of Credit, or a DLJMB Party (or an Affiliate thereof) funds a payment for the release or reduction of the Non-Equity Letter of Credit as permitted by this Agreement. In the event of such a drawing or funding, the DLJMB Parties shall be deemed to have made a Capital Contribution as contemplated by Section 3.4(a)(v) and the Percentage Interests of the Members shall be adjusted in accordance with Section 3.6 as of the date of such drawing or funding.
     (vii) Other Credit Support. For the avoidance of doubt, credit support for the Company provided by a Capital Member in the form other than an Equity Letter of Credit (such as a guaranty and/or similar arrangements) will only result in adjustments being made to the Capital Members’ Percentage Interests pursuant to the terms of this Agreement (if any) if and when capital is required to be funded in connection therewith.
          (b) Other Capital Commitments. If the Company requires capital (other than New Capital) that the Board has specifically approved to be contributed by the Capital Members pursuant to an applicable Approved Operating Plan or Approved Development Budget (other than the Approved Development Budget for the Expansion Project, which is addressed in Section 3.4(a) above) (the “Necessary Capital”), DLJMB shall request, on behalf of the Company, that the Capital Members make additional Capital Contributions by providing written notice thereof (a “Capital Call Notice”) not less than ten (10) Business Days prior to the date on which the additional Capital Contributions are to be made. Each Capital Call Notice shall specify the purpose for which the Capital Contributions are required to be made. Upon receipt of any such Capital Call Notice, the Necessary Capital shall be funded by the Capital Members in accordance with their Percentage Interests. Notwithstanding the foregoing, the Capital Members acknowledge and agree that when approving any Approved Development Project, the Board will also approve a financing plan for such Approved Development Project. Such financing plan shall specify the Capital Members’ obligations, if any, for additional Capital Contributions in connection with such Approved Development Project. No Capital Member shall be obligated under this Section 3.4(b) to make a Capital Contribution in respect of Necessary Capital unless such Capital Contribution is expressly contemplated by the applicable Approved Development Budget (in the case of an Approved Development Project) or Approved Operating Plan. If the Company requires capital (other than New Capital) to be contributed by the Capital Members to fund an unexpected shortfall in capital that was either (i) to be provided by a capital source other than the Capital Members pursuant to such Approved Operating Plan or Approved Development Budget or (ii) not contemplated by the Approved Operating Plan, but reasonably necessary to continue the day to day operations of the Hotel/Casino as then currently conducted (in either case, the “Operating Capital”), DLJMB may in its reasonable discretion request, on behalf of the Company, that the Capital Members make additional Capital Contributions by providing a Capital Call Notice not less than ten (10) Business Days prior to the date on which the additional Capital Contributions are to be made. Upon receipt of any such Capital Call Notice, the Operating Capital shall be funded by the Capital Members in accordance with their Percentage

Interests; provided, however, that, notwithstanding anything to the contrary in this Agreement (including Section 3.5 hereof), Morgans Co. may elect in its sole discretion for the Morgans Parties not to fund all or any portion of their aggregate pro rata amount of the Operating Capital, which election shall be made, if at all, by providing DLJMB written notice thereof at least five (5) Business Days prior to the date on which the additional Capital Contributions are to be made. In the event Morgans Co. makes any such election, the DLJMB Parties may in their sole discretion fund, on the date set forth in the Capital Call Notice, that portion of the Morgans Parties’ aggregate pro rata share of the Operating Capital that Morgans Co. (on behalf of the Morgans Parties) elected not to make (in which case the relative Percentage Interests of the Capital Members shall be adjusted pursuant to Section 3.6).
          (c) Delivery of Notices. If, for any reason, DLJMB fails, in a timely manner, to issue any Funding Notice for New Capital or any Capital Call Notice for Necessary Capital (excluding, however, Operating Capital) in accordance with this Section 3.4, then, if such New Capital or Necessary Capital has been approved by the Board pursuant to an applicable Approved Development Budget or Approved Operating Plan, Morgans Co. also shall have the right to issue such notice if DLJMB fails to issue such notice within five (5) Business Days after written notice from Morgans Co. to DLJMB specifying such failure.
     3.5 Failure to Contribute.
          (a) In the event that any Capital Member (each, a “Non-Contributing Member”) fails to timely make some or all of any Capital Contribution required to be made by such Capital Member pursuant to Section 3.4 (or fails to post a Letter of Credit in the amount of such Capital Contribution in circumstances where such posting would satisfy the Capital Member’s obligations under the Funding Notice) (in each case, a “Shortfall Amount”), and such failure continues for a period of five (5) Business Days after receipt by such Non-Contributing Member of written notice from any other Capital Member specifying such failure, then DLJMB (in the case that the Non-Contributing Member is a Morgans Party) or Morgans Co. (in the case that the Non-Contributing Member is a DLJMB Party) may, in its sole discretion, take, or cause a DLJMB Party or Morgans Party, respectively, to take, any of the following actions (the Person taking such action or caused to take such action being the “Contributing Member”):
     (i) make additional Capital Contributions (or post a Letter of Credit in lieu thereof, if permitted) (“Shortfall Contributions”) equal to some or all of the Shortfall Amount (in which case, subject to the receipt of all approvals required under Gaming Regulations (to the extent applicable at such time), the relative Percentage Interests of the Capital Members shall be adjusted pursuant to Section 3.5(d));
     (ii) loan to the Company some or all of the Shortfall Amount (a “Company Loan”), provided that: (i) the sums thus advanced shall be deemed to be demand recourse loans from the Contributing Member to the Non-Contributing Member and a contribution of such sums to the Company by the Non-Contributing Member; (ii) such loans shall bear interest at the rate of interest equal to LIBOR, plus six percent (6%) per annum, (provided, however, that if at any time the interest rate provided for herein (the “Note Rate”) exceeds the

Maximum Rate, the Note Rate shall be limited to the Maximum Rate, but any subsequent reductions in the Note Rate (i.e., by reason of a reduction in the LIBOR) shall not reduce the rate of interest accruing hereunder below the Maximum Rate until such time as the total amount of interest accrued and paid on such loan equals the amount that would have accrued on such loan if the Note Rate had at all times been in effect), from the date that the advance was made until the date that such advance, together with any reasonable costs and expenses incurred by the Company as a result of the Non-Contributing Member’s failure to contribute, and together with all interest accrued thereon, is repaid to the Contributing Member and the Company, as appropriate; (iii) unless otherwise paid, the repayment of such Company Loan shall be made from any distribution or reimbursement from the Company otherwise to be made to the Non-Contributing Member before any distribution or reimbursement is made to the Non-Contributing Member during the existence of the Company or after dissolution; and (iv) all such repayments shall be first applied to any reasonable costs and expenses incurred by the Company as a result of the Non-Contributing Member’s failure to contribute, then to interest earned and unpaid on the advance, and then to principal; and
     (iii) if a DLJMB Party is a Contributing Member, DLJMB may secure New Financing and/or New Equity for the Company pursuant to Section 3.9.
          (b) No right, power or remedy conferred upon any Capital Member (other than the Non-Contributing Member) in this Section 3.5 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 3.5, Article 11, pursuant to any other provision of this Agreement, or now or hereafter available at law or in equity or by statute or otherwise. In addition, and notwithstanding anything to the contrary in Section 11.1(c), if such failure of the Non-Contributing Member to make the required Capital Contribution continues for a period of ninety (90) days following notice thereof given by the Contributing Member to the Non-Contributing Member, and the Contributing Member has not theretofore made a Shortfall Contribution or delivered a Conversion Notice pursuant to Section 3.5(c) below with respect to such Capital Contribution, then (and only in such event) the Contributing Member may treat the failure of the Non-Contributing Member to make the required Capital Contribution as an Event of Default, and the Non-Contributing Member as a Defaulting Member, under Section 11.1(c).
          (c) Provided that the Contributing Member has not elected to treat the failure of the Non-Contributing Member to make the required Capital Contribution (or failure to post a Letter of Credit in circumstance where such posting would satisfy the Capital Members’ obligations under the Capital Call Notice) as an Event of Default pursuant to Section 3.5(b) above, then with respect to any Company Loan made in connection with a Shortfall Amount, in the event that a Contributing Member shall have made a Company Loan and the Company Loan (plus all accrued and unpaid interest thereon) shall not have been repaid in full (either by the Non-Contributing Member or by the Company out of distributions to which the Non-Contributing Member would otherwise be entitled) within ninety (90) days after the making of such Company Loan, any Contributing Member may, by delivering a notice (the “Conversion Notice”) to the Non-Contributing Member at any time after the expiration of such ninety (90)

day period, elect to terminate such Company Loan, convert the Company Loan to equity and have the Non-Contributing Member’s Percentage Interest reduced as set forth in clause (d) below; provided, however, that the Non-Contributing Member shall have the right during the ten (10) day period following the delivery by the Contributing Member of the Conversion Notice to repay in full the Company Loan or the unpaid portion thereof (together with all accrued and unpaid interest earned thereon), and if such repayment shall occur within such ten (10) day period, the Contributing Member shall have no further rights under this Section 3.5(c) with respect to such Company Loan.
          (d) If a Contributing Member makes a Shortfall Contribution pursuant to Section 3.5(a)(i) or elects to terminate a Company Loan pursuant to Section 3.5(c) and the Non-Contributing Member shall fail to repay in full to the Contributing Member the unpaid portion of the Company Loan (plus all accrued and unpaid interest thereon) (with such amounts also treated as Shortfall Contributions) within the ten (10) day period referred to in such Section 3.5(c), then, subject to the receipt of all approvals required under Gaming Regulations (to the extent applicable at such time), the Percentage Interest of the Contributing Member shall be, at the election of the Contributing Member, adjusted pursuant to Section 3.6 or, alternatively, increased by adding to such Percentage Interest an additional percentage, stated as a fraction, the numerator of which is equal to 150% of the Shortfall Contribution and the denominator of which is equal to the sum of (i) the Existing Equity immediately prior to the making of the Capital Contributions (and/or other increases in Committed Capital) of which the Shortfall Contribution was a part, plus (ii) the aggregate Capital Contributions (and/or other increases in Committed Capital) being made in connection with which the Shortfall Contribution was made. Subject to the receipt of all approvals required under Gaming Regulations (to the extent applicable at such time), the Percentage Interest of the Non-Contributing Member shall be reduced by the percentage by which the Contributing Member’s Percentage Interest is increased pursuant to the immediately preceding sentence.
     3.6 Percentage Interest Adjustment.
          (a) New Capital Adjustments. In the event that any DLJMB Party makes any New Capital Funding, then, subject to the receipt of all approvals required under Gaming Regulations (to the extent applicable at such time), the Percentage Interests of the Capital Members shall be adjusted automatically such that the relative Percentage Interest of each Capital Member shall equal a percentage, stated as a fraction, the numerator of which equals the Weighted Amount of such Member’s aggregate Committed Capital as of such time (including the Weighted Amount of the New Capital Funding, if applicable), and the denominator of which equals the Weighted Amount of the aggregate Committed Capital of all the Members (including the Weighted Amount of the New Capital Funding, if applicable), as of such time; provided, however, that if prior to any DLJMB Party making such New Capital Funding there has been an adjustment made to the Capital Members’ Percentage Interests pursuant to either Section 3.6(b) or Section 3.5(d), then the Capital Members shall mutually agree upon an appropriate adjustment of each Capital Member’s Percentage Interest as a result of such New Capital Funding that takes into consideration the Capital Members’ Percentage Interest as previously adjusted (and the New DLJMB Commitment shall be conditioned upon and subject to the Capital Members agreeing upon such adjustment).

          (b) Other Capital Adjustments. Subject to Section 3.6(a) and 3.5(d), in the event that any Capital Member makes any Disproportionate Contribution, then, subject to the receipt of all approvals required under Gaming Regulations (to the extent applicable at such time), the Percentage Interests of the Capital Members shall be adjusted automatically such that the relative Percentage Interest of each Capital Member shall equal a percentage, stated as a fraction, the numerator of which equals the sum of (i) the Weighted Amount of the Disproportionate Contribution (if any) made by the Capital Member, plus (ii) the Capital Member’s allocable share of the Existing Equity immediately prior thereto (measured by multiplying the Existing Equity by such Capital Member’s Percentage Interest immediately prior to the making of such Disproportionate Contribution), and the denominator of which equals the sum of (x) the Weighted Amount of the Disproportionate Contributions made by all of the Capital Members in respect of which the adjustment is being made plus (y) the Existing Equity immediately prior thereto.
     3.7 Return of Capital, No Interest on Capital. Except as provided in this Agreement: (a) no Member or Assignee shall demand or be entitled to the return of any or all of its Capital Contribution or Capital Account, (b) no Member or Assignee shall withdraw any portion of its Capital Contribution, and (c) the Company shall not redeem or repurchase the Interest of any Member or Assignee. Neither a Member’s Capital Contribution nor its Capital Account shall earn interest.
     3.8 Additional Members. Except as permitted in Section 11.2(b) in connection with an Event of Default, Section 3.9 with respect to New Equity and/or Section 3.12(b) with respect to the Class C Members, the Company may not issue Interests in the Company, or admit one or more recipients of such Interests as additional Members (“Additional Members”), without the consent of the Class A Members. No Additional Member shall be admitted without first obtaining all approvals and findings of suitability required under applicable Gaming Regulations. Upon the admission of any Additional Member, the Class A Members shall amend this Agreement to the extent necessary to incorporate the terms and conditions pursuant to which such Additional Member was admitted. As a condition to being admitted to the Company, each Additional Member shall (a) execute an agreement to be bound by the terms and conditions of this Agreement (as so amended); and (b) pay all costs and expenses required in connection with obtaining all approvals and findings of suitability required under applicable Gaming Regulations for such admission.
     3.9 New Financing; New Equity. Subject to Section 6.4, if, at any time, the Company requires additional capital with respect to actions or matters approved by the Board (to the extent that such approval is required under Section 6.3 or elsewhere in this Agreement), DLJMB shall have the right (but not the obligation), in its reasonable discretion without Board approval, to determine appropriate sources of such capital whether in the form of debt (other than debt convertible into equity) (“New Financing”) or equity (or debt convertible into equity) (“New Equity”) (or both); provided, however, that any such New Financing or New Equity is funded by either (a) third parties who are not Morgans’ Competitors or Affiliates of any Capital Member, or (b) the existing Capital Members or their Affiliates on Fair Market Terms. “Fair Market Terms” as used herein shall mean that the terms of such New Financing or New Equity either (i) have been determined by the Board to be on fair market terms, or (ii) in the case of either (x) absence of Board approval, or (y) the Board being expanded by two (2) additional members, as contemplated in Section 6.1(d), have been determined by a written appraisal or fairness opinion issued to the Company by an independent nationally recognized investment banking firm (not affiliated with DLJMB unless otherwise agreed by Morgans Co.) approved by the Capital Members to be on fair market terms (which appraisal or fairness opinion shall be subject to the review of the Capital Members to ensure that the party providing same has followed all reasonable and appropriate procedures and methods for issuing such appraisal or fairness opinion). DLJMB agrees to provide Morgans Co. with reasonable advance notice of and consult with Morgans Co. regarding any proposed transaction involving New Financing or New Equity and further agrees to give due consideration to any advice or recommendations Morgans Co. may have in respect thereto, and upon request DLJMB shall promptly provide to Morgans Co. copies of any commitment letters, proposals, term sheets and communications and material correspondence (whether draft or final) in connection therewith. The Capital Members that are not Defaulting Members shall have the right to participate (on a pro rata basis in accordance with their respective Percentage Interests) in connection with any New Equity transaction. For the avoidance of doubt, to the extent required pursuant to any such New Financing and/or New Equity to be raised pursuant to this Section 3.9, DLJMB shall have the right, upon reasonable prior written notice to Morgans Co. but without the need for any further consent by any other Member or other Person, to take such additional reasonable actions (including, without limitation, amending this Agreement and/or restructuring the way in which the Company holds the Company Assets) to give effect thereto (subject in all cases to Section 6.4 hereof) to the extent that such actions do not have a disproportionate adverse effect on Morgans Co. Each Party shall take such other actions as are required by Section 7.2 to carry out any transaction involving a New Financing or New Equity.
     3.10 Limited Liability of Members. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
     3.11 Capital Accounts.
          (a) A Capital Account shall be established for each Member in the books and records of the Company and in accordance with the provisions of this Section 3.11.
     (i) To each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until and to the extent principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).
     (ii) To each Member’s Capital Account there shall be debited (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
     (iii) In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.
     (iv) In determining the amount of any liability for purposes of subparagraphs 3.11(a) and 3.11(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (v) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Members determine to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 5 hereof upon the dissolution of the Company.
          (b) Within each Member’s Capital Account, separate and distinct sub-capital accounts may, in the discretion of the Board, be maintained for such Member with respect to its interest(s) in certain identified assets of, or any separate classes of interests in, the Company, which separate sub-capital accounts shall represent and constitute some or all of such Member’s Capital Account. Any such sub-capital accounts shall be maintained in a manner consistent with the manner in which Capital Accounts generally are to be maintained under this Agreement. Without limiting the generality of the foregoing, the Board shall determine, in its discretion but in a manner consistent with the terms and intent of this Agreement, the amount of all distributions, Net Profits and Net Losses (and similar tax items) relating to any such identified assets or separate classes of interests, as well as the corresponding allocations to the sub-capital accounts in respect thereof.

     3.12 Classes of Interests; Voting Rights.
          (a) The Membership Interests are comprised of three classes, the Class A Membership Interests (the “Class A Membership Interests”), the Class B Membership Interests (the “Class B Membership Interests”) and the Class C Membership Interests (the “Class C Membership Interests”). The holders of Class A Membership Interests who are Members of the Company shall be entitled to vote on any matter to be voted upon or approved by the Members. Except as provided by law, the holders of Class B Membership Interests or Class C Membership Interests who are Members of the Company shall have no right to vote on any matter to be voted on by the Members (including, without limitation, any election or removal of members of the Board), and their Class B Membership Interests and Class C Membership Interests shall not be included in determining the percentage of Membership Interests voting or entitled to vote on such matters.
          (b) The Class C Membership Interests shall be denominated in units (the “Class C Units”), each of which shall represent a proportionate share of the aggregate outstanding Class C Membership Interests issued by the Company as of any time. The Board is hereby authorized to issue Class C Units to recipients of awards granted in accordance with the Profits Interest Plan and to cause such recipients to become Additional Members hereunder. As of the Agreement Date, the Company is authorized to issue up to an aggregate of One Million (1,000,000) Class C Units in accordance with the Profits Interest Plan, which number may be increased by the Board in accordance with the provisions of Section 6.3(v). Class C Units shall vest as set forth in the Profits Interest Plan and the relevant Profits Interest Agreements. The Profits Interest Plan and each Profits Interest Agreement applicable to a Class C Member shall set forth the terms under which Class C Units held by such Class C Member may be cancelled and forfeited, or repurchased by the Company. To the extent that any Class C Units are cancelled, forfeited or repurchased, such Class C Units may thereafter be re-issued under the Profits Interest Plan and this Agreement, subject to the limitations therein and herein on the aggregate number of Class C Units that may be issued by the Company.
          (c) The Company and each Class C Member hereby acknowledge and agree that the Class C Units held by each Class C Member and the rights and privileges associated with such Class C Units, collectively, are intended to constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Class C Member as the owner of a Membership Interest, i.e., a profits interest, from the date such Membership Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Membership Interest as if it were fully vested. Each such Class C Member agrees to take into account such distributive share in computing its United States federal, state and local income tax liability for the entire period during which it holds the Class C Membership Interest.
          (d) Each Class C Member receiving Class C Units shall timely make an election under Section 83(b) of the Code with respect to any Class C Units received by such Person upon their issuance, in a manner reasonably prescribed by the Company; provided that each such Class C Member shall, in making the election and completing the required forms under Section 83(b) and the regulations promulgated thereunder, report the fair market value of such Class C Units as equal to the liquidation value within the meaning of the Proposed Treasury Regulation, which is zero.
          (e) Each Member authorizes the Tax Matters Member to elect to apply the safe harbor (the “Safe Harbor”) set forth in proposed Treasury Regulation Section 1.83-3(l) and proposed IRS Revenue Procedure published in Notice 2005-43 (together, the “Proposed Treasury Regulation”) (under which the fair market value of a membership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest) if such Proposed Treasury Regulation or a similar Regulation is promulgated as a final or temporary Regulation. If the Tax Matters Member determines that the Company should make such election, the Tax Matters Member is hereby authorized to amend this Agreement without the consent of any other Member or other Person to provide that (i) the Company is authorized and directed to elect the Safe Harbor, (ii) the Company and each of its Members (including any Person to whom an Interest is Transferred in connection with the performance of services) will comply with all requirements of the Safe Harbor with respect to all Interests Transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the Tax Matters Member determines, in its sole discretion, that the Company should terminate such election. The Tax Matters Member is further authorized to amend this Agreement to modify Article 5 to the extent the Tax Matters Member determines in its discretion that such modification is necessary or desirable as a result of the issuance of Regulations relating to the tax treatment of the Transfer of an Interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that it will be legally bound by any such amendment. Notwithstanding the preceding sentences, no election or amendment shall be made pursuant to this Section 3.12(e) if the Safe Harbor, when finalized, is substantially different from the one included in the Proposed Treasury Regulation, and the application of the Safe Harbor would result in materially adverse consequences to the Members, unless the Class A Members consent to such election.
          (f) For the avoidance of doubt, neither the Company nor any Member is providing any covenant or guarantee that the characterization of the Class C Units as a “profits interest” as described in this Section 3.12 shall be accepted by any Governmental Authority.
ARTICLE 4.
DISTRIBUTIONS
     4.1 Distributions Generally. Distributions of Cash Available for Distribution or Company Assets shall be made only in accordance with this Article 4 and Article 12. Fees, reimbursements and other amounts received by any Member or any Affiliates thereof pursuant to any Affiliate Agreement are not, and shall not be deemed to be, distributions pursuant to this Article 4 or Article 12.

     4.2 Distributions of Cash Available for Distribution.
          (a) To the extent not prohibited by the terms of any Financing, the Board may cause the Company to distribute Cash Available for Distribution to the Members at such times and in such amounts as the Board may determine in its sole discretion, provided that: (i) the Board may reserve and not distribute to the Members any portion of such Cash Available for Distribution that the Board determines necessary for any authorized use by the Company, (ii) notwithstanding any other provision of this Agreement to the contrary, the Company shall not in any event be permitted or required to make a distribution to any Member pursuant to this Agreement if such distribution would violate any nonwaivable provision of the Act or other applicable law, and (iii) any such distributions shall be made in the order of priority set forth in this Section 4.2. In the event that any distribution is to be made in accordance with the Members’ Percentage Interests, Adjusted Percentage Interests or Profits Percentage Interests under this Section 4.2 and as of the distribution date there is an adjustment to a Member’s Percentage Interest, Adjusted Percentage Interest or Profits Percentage Interest that is subject to the receipt of regulatory approvals, then such distribution shall be made in accordance with the Members’ Percentage Interests, Adjusted Percentage Interests or Profits Percentage Interests (after giving effect to the adjustment that is subject to the receipt of the regulatory approvals), but the payment of the portion of the distribution attributable to such adjustment shall be deferred until such time as the regulatory approvals have been obtained.
          (b) Cash Available for Distribution shall be distributed under this Section 4.2 among the Members as follows:
     (i) First, to the DLJMB Parties, until the aggregate amount so distributed to the DLJMB Parties pursuant to this Section 4.2(b)(i) equals the lesser of (A) the sum of: (1) fifty percent (50%) of the aggregate Base Management Fees received by Morgans Co. or any Affiliate thereof as of the date of such distribution; plus (2) fifty percent (50%) of the aggregate Gaming Facilities Support Fees received by Morgans Co. or any Affiliate thereof as of the date of such distribution; plus (3) one hundred percent (100%) of the aggregate Annual Incentive Fees received by Morgans Co. or any Subsidiary thereof as of the date of such distribution or (B) the aggregate Capital Contributions made by the DLJMB Parties as of the date of such distribution, less the amount of any DLJ Consulting Fees actually paid by the Company through the applicable date;
     (ii) Second, to the extent the aggregate amount previously distributed to the DLJMB Parties in Section 4.2(b)(i) is less than the aggregate Capital Contributions made by the DLJMB Parties as of the date of such distribution, then to the DLJMB Parties and the Morgans Parties, pro rata in proportion to their respective Adjusted Percentage Interests as of the date of such distribution in respect of each Capital Contribution being returned until the aggregate amount distributed to the DLJMB Parties pursuant to this Section 4.2(b)(ii) and Section 4.2(b)(i) equals the aggregate Capital Contributions made by the DLJMB Parties as of the date of such distribution;

     (iii) Third, to the Morgans Parties, until the aggregate amount distributed to the Morgans Parties pursuant to Section 4.2(b)(ii) and this Section 4.2(b)(iii) equals the Morgans Parties’ Diluted Capital Contributions as of the date of such distribution;
     (iv) Fourth, to the DLJMB Parties and the Morgans Parties, pro rata in proportion to their respective Adjusted Percentage Interests as of the date of such distribution until the aggregate amount distributed to the Morgans Parties pursuant to this Section 4.2(b)(iv) and Section 4.2(b)(ii) and (iii) equals the aggregate Capital Contributions made by the Morgans Parties as of the date of such distribution; and
     (v) Thereafter, all remaining amounts shall be distributed among the Morgans Parties, the DLJMB Parties and the Class C Members, pro rata in proportion to their respective Profits Percentage Interests as of the date of such distribution; provided, however, that no Class C Member shall receive any distribution to the extent such distribution causes the balance of such Class C Member’s Adjusted Capital Account to be reduced below zero; and provided further that, in the event a Class C Member fails to receive any distribution to which it would otherwise be entitled as a result of the foregoing, then such Class C Member shall be entitled to receive, prior to any distributions otherwise being made pursuant to this Section 4.2(b), and the Board shall cause the Company to make to such Class C Member, a special distribution from Cash Available for Distribution equal in amount to any distribution the Class C Member previously failed to receive, with such special distribution being made as soon as it is reasonably practicable to do so in compliance with the foregoing limitation.
          (c) Notwithstanding the foregoing, any portion of a distribution otherwise payable pursuant to Section 4.2(b)(v) in respect of Class C Units that have not vested in accordance with the Profits Interest Plan and relevant Profits Interest Agreement(s) shall, unless specifically approved by the Class A Members, be held by the Company in a separate account (each, a “Segregated Account”) and not be paid to such holder, and such holder shall not have a right thereto unless and until such unvested Class C Units have vested. For all purposes of this Agreement, any amounts held in the Segregated Accounts shall be considered to be an asset of the Company and not to have been distributed to the holder of Class C Units. In the event of such vesting, any amount so withheld and not paid in respect of formerly unvested Class C Units shall be released from the applicable Segregated Account and be paid to the holder of such Class C Units within a reasonable period of time after such Class C Units have vested. Any amounts deposited into the Segregated Accounts may be invested by the Company in its sole discretion in Temporary Investments and the earnings on such account shall be for the benefit of, and distributed quarterly to, the Company. In the event such unvested Class C Units are forfeited or cancelled, amounts retained by the Company pursuant to this Section 4.2(c) on account of such unvested Class C Units shall be distributed to the Morgans Parties and the DLJMB Parties pro rata in proportion to their respective Percentage Interests as of the date of such distribution.
          (d) All amounts distributed to the DLJMB Parties pursuant to Section 4.2(b) or (c) shall be distributed among the DLJMB Parties pro rata in proportion to each of their respective Percentage Interest as of the date of such distribution. All amounts distributed to the Morgans Parties pursuant to Section 4.2(b) or (c) shall be distributed among the Morgans Parties pro rata in proportion to each of their respective Percentage Interest as of the date of such distribution. All amounts distributed to the Class C Members pursuant to Section 4.2(b)(v) shall be distributed among the Class C Members pro rata in proportion to each of their respective Profits Percentage Interest as of the date of such distribution.
          (e) Notwithstanding the foregoing, if as of a distribution date there shall be an outstanding Company Loan to any Member, then any amounts otherwise payable to such Member pursuant to this Section 4.2 shall instead be paid to the applicable Contributing Member (on a pro rata basis in proportion to the respective principal amounts of the Company Loans, if there shall be more than one Company Loan outstanding to such Member), and such amounts paid to such Contributing Member shall first be applied to accrued and unpaid interest under the applicable Company Loan, and shall thereafter be applied to the outstanding principal amount of such Company Loan. For the avoidance of doubt, for purposes of this Agreement (including without limitation, the maintenance of the Members’ Capital Accounts), such amounts shall be treated as having been distributed to the Non-Contributing Member to whom such Company Loan was made.
          (f) The Morgans Parties and the DLJMB Parties acknowledge that they have entered into the Fee Agreement, which provides for the DLJMB Parties to pay the Morgans Parties a fee to the extent required therein.
     4.3 Tax Distributions. To the extent not prohibited by the terms of any Financing or any nonwaivable provision of the Act or other applicable law, the Board may cause the Company to make cash distributions to all of the Members, or to the Class C Members only, to the extent of Cash Available for Distribution in amounts intended to enable such Member and, to the extent applicable, its applicable beneficial owners, to discharge, on a quarterly basis, their United States federal, state and local income tax liabilities arising from allocations made or estimated to be made pursuant to Article 5 but only to the extent provided in this Section 4.3 (each, a “Tax Liability Distribution”). The amount of any Tax Liability Distribution with respect to any fiscal quarter of the Company with respect to each type of Membership Interest shall be determined by the Board, provided that such distributions shall not exceed the product of (a) the maximum combined United States federal, state and local tax rates applicable to individuals or corporations (whichever is applicable) located in Nevada, on ordinary income and net short-term capital gain or on net long-term capital gain, as applicable, and taking into account the deductibility of state and local income taxes for United States federal income tax purposes and the character of the income in question and the holding period of any asset disposed of, multiplied by (b) the amounts of net taxable income allocated or estimated to be allocated pursuant to Article 5 for such fiscal quarter. Tax Liability Distributions for a fiscal quarter of the Company shall be made, if at all, to the Members, pro rata in proportion to the relative amounts of net taxable income allocated or estimated to be allocated to such Members pursuant to Article 5 for such fiscal quarter; provided, however, that the aggregate amount of any Tax Liability Distribution to be made to a Member for such fiscal quarter shall be reduced by the amount of distributions received by such Member pursuant to this Article 4 during such fiscal quarter. Tax Liability Distributions to be made to any Class C member shall be first paid out of the Segregated Account established on behalf of such Class C Member until the balance remaining in such

Segregated Account is zero, and any Tax Liability Distributions to such Class C Member in excess of the amount in his or her Segregated Account shall be treated as an advance against, and shall reduce the amount of, the next distribution(s) that such Member would otherwise receive pursuant to this Article 4 or Article 12. Tax Liability Distributions to be made to any Capital Member shall be treated as an advance against, and shall reduce the amount of, the next distribution(s) that such Members would otherwise receive pursuant to this Article 4 or Article 12.
     4.4 The Right to Withhold. The Company may withhold distributions or with respect to allocations or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Tax Matters Member reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount withheld from a distribution to a Member pursuant to this Section 4.4 shall be treated as having been distributed to such Member with respect to which such amount was withheld for all purposes under this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.4, for which no amount was previously withheld, shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions. Each Member will furnish the Tax Matters Member or Financial Manager with such information as may reasonably be requested by the Tax Matters Member or Financial Manager from time to time to determine whether withholding is required, and each Member will promptly notify the other Members that are not its Affiliates if such Member determines at any time that it is subject to withholding.
ARTICLE 5.
ALLOCATIONS
     5.1 Allocations Generally. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year. Subject to the other provisions of this Article 5, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.
     5.2 Allocations of Net Profits and Net Losses. Subject to the other provisions of this Article 5, for purposes of adjusting the Capital Accounts of the Members, the Net Profits, Net Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Fiscal Year shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to this Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), the net assets of the Company were distributed in accordance with Section 4.2 to the Members immediately after making such allocation, and all Class C Members were fully vested in respect of their Class C Units. For purposes of making allocations under Article 5, Section 4.2(c) shall be disregarded.
     5.3 Allocations Upon Final Liquidation. All Net Profits or Net Loss (or individual items of either) recognized in the year of the final liquidation of the Company in accordance with Article 12 shall be allocated to the Members in such amounts and priorities that the Adjusted Capital Accounts of the Members shall, as closely as possible, equal the respective amounts that would be distributed to the Members in their capacities as such in connection with such liquidation if distributions upon final liquidation were to be made in accordance with Section 4.2.
     5.4 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:
          (a) If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Sections 1.704-2(g)(2), 1.704-2(f)(6) and 1.704-2(j)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
          (b) If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(g)(2), 1.704-2(f)(6) and 1.704-2(j)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.4(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          (c) If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.4(c) were not in the Agreement. It is intended that this Section 5.4(c) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

          (d) If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.2 hereof would create or increase an Adjusted Capital Account deficit, there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.4(d).
          (e) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
          (f) The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.
          (g) The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          (h) The allocations set forth in Sections 5.4(a) through (g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding the provisions of Section 5.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
     5.5 Other Tax Provisions.
          (a) For any Fiscal Year during which any part of a Membership Interest or Economic Interest is Transferred by a Member (or by an Assignee or successor in interest to a Member), the portion of the Net Profits and Net Loss (excluding any Net Profits or Net Loss from a sale of Company assets) of the Company that is allocable in respect of such Transferred interest shall be apportioned between the assignor and the assignee of such interest under the interim closing of the books method or such other method allowed pursuant to Section 706 of the Code and the applicable Regulations as agreed to by the Members.

          (b) Except as provided in Section 5.5(c) hereof, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction and credit shall be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 5.
          (c) Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Member; provided, however, that the Tax Matters Member shall take no action that materially adversely affects the Morgans Parties without the prior written consent of Morgans Co. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Member; provided, however, that the Tax Matters Member shall take no action that materially adversely affects the Morgans Parties without the prior written consent of Morgans Co. Allocations pursuant to this Section 5.5(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses or items thereof, or distributions pursuant to any provision of this Agreement.
          (d) In the event that the Code or any Regulations promulgated thereunder require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Agreement, upon the advice of the Company’s counsel or accountants, the Members shall make new allocations in reliance upon the Code, the Regulations and such advice of the Company’s counsel or accountants, and no such new allocation shall give rise to any claim or cause of action by any Member.
          (e) Solely for purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Percentage Interest.
          (f) The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.
          (g) All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Tax Matters Member in its reasonable discretion and in a manner consistent with the terms and intent of this Agreement; provided, however, that the Tax Matters

Member shall take no action that materially adversely affects the Morgans Parties without the prior written consent of Morgans Co.
ARTICLE 6.
MANAGEMENT OF COMPANY
     6.1 Board of Directors.
          (a) The Company will generally be managed by a board of directors (the “Board”) subject to (i) the rights granted to the Manager pursuant to the Management Agreement, (ii) any authority granted by the Board to Officers of the Company (which authority the Board may revoke at any time and for any reason), (iii) the rights of DLJMB LLC set forth in Section 6.1(d) and Section 6.4, (iv) the rights of Morgans Co. set forth in Section 6.5, and (v) any provision in this Agreement that requires the Members to approve a particular Company action or decision.
          (b) Effective upon the Agreement Date, the Board shall consist of five (5) directors, of which three (3) shall be designated by DLJMB LLC and two (2) shall be designated by Morgans Co. Effective upon the Agreement Date, Morgans Co. hereby removes the sixth (6th) director of the Board it designated prior to the date hereof. The current directors of the Board are set forth on Exhibit B attached hereto. At any time after the Agreement Date, DLJMB LLC may elect in its sole discretion to expand the Board by adding two (2) directors to the number of directors serving on the Board at such time. In such an event, upon written notice to the other Members by the appointing party as to the name of the new director, DLJMB LLC shall appoint one (1) new director selected by DLJMB LLC in its sole discretion and Morgans Co. shall appoint one (1) new director selected by Morgans Co. in its sole discretion.
          (c) A majority of the total number of directors of the Board shall constitute a quorum for a meeting of the Board and all decisions of the Board shall require the affirmative vote of a majority of the directors present at the meeting; provided, however, that, notwithstanding anything to the contrary in this Agreement, prior to the occurrence of a Termination Event, no decision of the Board shall be effective unless at least one (1) director appointed by each of DLJMB LLC and Morgans Co., respectively, is present at such meeting and votes in favor of such decision. For the avoidance of doubt, from and after a Termination Event, all decisions of the Board shall require the affirmative vote of a simple majority of the directors present at the meeting. The Board shall meet quarterly or at such other frequency as agreed by the directors of the Board at the Company’s principal offices or at such other locations as the Board may agree. Meetings of the Board may also be conducted telephonically. Any action taken at a meeting of the Board may also be taken by a resolution approved by at least two (2) directors designated by each Member whose approval is required for such action in writing or by telefax, electronic mail or other written electronic communication, without the need of any notice.
          (d) Any director appointed by a Member may be removed by such Member at any time in such Member’s sole discretion. Vacancies on the Board may be appointed by the Member who appointed the departing director; provided, however, that if (i) the Management Agreement with Manager is terminated by the Company for cause (including, without limitation, as a result of a failure by Manager to meet the performance requirements set forth in Section 16.2 of the Management Agreement), (ii) none of the Morgans Parties are a Member under this Agreement, or (iii) a Morgans Change of Control shall have occurred (each, a “Termination Event”), then upon written notice to the other Members as to the names of such new directors, DLJMB LLC shall have the right to immediately expand the Board by adding two (2) additional directors to the number of directors serving on the Board at such time and appoint two (2) new directors selected by DLJMB LLC in its sole discretion.
          (e) The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each of the directors of the Board in connection with the performance of his or her duties as a director, including, without limitation, reasonable out-of-pocket costs and expenses incurred in connection with attendance at meetings and applications required to be filed by such directors under the Gaming Regulations.
          (f) The appointment of any director shall be subject to Gaming Regulations (to the extent applicable at such time). If any Person designated as a director is found to be an Unsuitable Person, the Member appointing such director shall immediately take all action necessary to cause the removal of such Unsuitable Person as a director.
     6.2 Officers. The Board may appoint such officers of the Company and its Subsidiaries as it determines desirable and provided such appointment is consistent with the Approved Operating Plan (each, an “Officer” and collectively, “Officers”). Officers shall only have the powers and duties delegated to them by the Board. Any such delegation by the Board shall require the affirmative vote of the directors pursuant to Section 6.1(c), and may be revoked at any time by the affirmative vote of the directors. Any Officer who is an Unsuitable Person shall automatically be removed from office.
     6.3 Required Board Decisions. Subject to Sections 6.4 and 6.5, the following matters shall be subject to the review and approval of the Board notwithstanding anything to the contrary contained in this Agreement:
          (a) The employment, termination and compensation of Key Employees;
          (b) Approval of the Proposed Operating Plan as an Approved Operating Plan and any amendment of the Approved Operating Plan;
          (c) Initiation or settlement of any material litigation;
          (d) Preparation of annual financial statements and the filing of any material return or other document relating to income tax of the Company;
          (e) Any capital expenditures not contemplated by the Approved Operating Plan;
          (f) Any decision as to whether any proposed development, expansion or renovation project or capital expenditures project is an Approved Development Project (other than the Expansion Project), any amendment, modification or supplement of or to the Approved Development Budget or the Approved Development Plans for the Expansion Project or any other

Approved Development Project, including (without limitation) any change orders issued to contractors or vendors that (individually or in the aggregate) affect the budget or scope of, or otherwise have a material effect upon, the Expansion Project or other Approved Development Project; and any decision to postpone, cancel, or materially delay the commencement of any Approved Development Project;
          (g) Any transaction relating to the sale, conveyance, transfer, contribution or disposition of the Excess Land and all documents, instruments and agreements executed in connection therewith, including (without limitation) any transaction which will require a capital call for Required Land Capital (other than a determination to make all or a portion of the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement in one or more cash payments, and the actual making of such payments, which determinations and payments shall be in DLJMB LLC’s sole discretion);
          (h) Any other material construction work relating to the Hotel/Casino or other Company Assets;
          (i) The selection of the material contractors for any Approved Development Project or other material construction work which involves an amount in excess of One Hundred Thousand Dollars ($100,000) per annum (subject to an annual increase by the percentage increase in the Index since January 1 of the prior calendar year);
          (j) The formation of any direct or indirect Subsidiaries of the Company, the issuance of any interest, stock or other securities by any direct or indirect (existing or future) Subsidiary of the Company and the sale of any interest, stock or other securities in any direct or indirect (existing or future) Subsidiary of the Company;
          (k) Any acquisition, sale, or disposition in one transaction or a series of related transactions of any Company Asset(s), including, without limitation, any sale of any real property or gaming assets and the sale, assignment, franchise, licensing, sub-licensing or similar transfer of intellectual property assets, (excluding, however, dispositions of immaterial assets, FF&E, goods and inventory in the ordinary course of business of the Hotel/Casino and otherwise consistent with the Approved Operating Plan);
          (l) Any (i) partnership or joint venture between the Company or any of its Subsidiaries and any other Person, (ii) acquisition by the Company or any of its Subsidiaries in one transaction or a series of related transactions of any additional real property and outside the scope of the Approved Operating Plan; and (iii) merger or consolidation of the Company or any of its Subsidiaries with, or other transfer or sale of substantially all of the Company’s or such Subsidiary’s assets to, any other Person;
          (m) Any entry into, material amendment of or termination of any material contract, including (without limitation) (i) the Land Loan Agreement; (ii) any other material loan or financing agreement; or (iii) any amendment, modification, waiver or consent pertaining to the Loan Agreements or the Land Loan Agreement and any material documents or agreements relating thereto;

          (n) Any entry into or amendment to a casino lease, casino operating agreement or similar agreement with any other Person;
          (o) Any entry into (and/or recordation against the Company Assets of) any agreement, encumbrance, covenant, easement, lien, restriction, CC&R or other instrument that materially affects or encumbers title to any of the Company Assets (subject to DLJMB LLC’s rights in Section 6.4 below to enter into a New Financing);
          (p) Any distributions and calculations in connection with any action taken under clauses (k) or (l);
          (q) Any material modification to the manner in which Capital Accounts or any debits or credits thereto are calculated;
          (r) The filing of any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company or any of its Subsidiaries, consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company or any of its Subsidiaries, the admission in writing by the Company or any of its Subsidiaries of its inability to pay its debts generally as they become due or the making by the Company or any of its Subsidiaries of a general assignment for the benefit of its creditors;
          (s) Any material notices or applications to, meetings with, or other communications, with the Gaming Authorities;
          (t) Any decision to call for or require additional Capital Contributions from the Members, other than any decision to call (i) New Capital pursuant to Section 3.4(a) or to call Necessary Capital pursuant to Section 3.4(b) after such capital has been approved by the Board, and (ii) Operating Capital which may be made by DLJMB alone pursuant to Section 3.4(b);
          (u) Any other decisions, consents, approvals or other actions by, on behalf of, or with respect to the Company or any Subsidiary of the Company, the Hotel/Casino or the other Company Assets or Company businesses that are not authorized to be taken or made by (x) any Member alone, pursuant to the terms of this Agreement or (y) the Manager pursuant to the Management Agreement or the Technical Services Agreement; and
          (v) Any decision to issue Class C Units pursuant to the Profits Interest Plan, any amendment, modification or supplement to the Profits Interest Plan or any Profits Interest Agreement, including, without limitation, any decision to increase the aggregate number of Class C Units that may be issued pursuant to Section 3.12(b).
     6.4 DLJMB LLC Decisions. Notwithstanding anything to the contrary contained in this Agreement (including Sections 6.1 and 6.3), the following matters shall not be subject to the approval of the Board, any Morgans Party or any other Member and all decisions relating to the following matters may be made on behalf of the Company by DLJMB LLC, in DLJMB LLC’s sole discretion:

          (a) subject to Section 3.9, entering into any New Financing, and all decisions relating to the terms and conditions thereof;
          (b) subject to Section 3.9, any issuance of new Interests in exchange for New Equity to the extent the Company requires the proceeds of such New Equity to fund the applicable Approved Operating Plan and/or any applicable Approved Development Budgets, and all decisions relating to the terms and conditions of such New Equity;
          (c) subject to Section 7.3, any initial public offering of the Company’s common stock (and the conversion of the Company to a “C” corporation to facilitate such offering), and all decisions relating to the terms and conditions of such initial public offering; and
          (d) any determination by the DLJMB Parties to make all or a portion of the amortization payment required under Section 2.4.2(b) of the Mortgage Loan Agreement in one or more cash payments, and the actual making of such payments;
provided, however, that in the case of clauses (a) through (c), (i) any such transaction does not have a disproportionate adverse effect on the Morgans Parties, other than as a result of any failure by the Morgans Parties to make a Capital Contribution or the differing Percentage Interests, Capital Contributions or Capital Accounts of the Morgans Parties (as compared to the DLJMB Parties), (ii) any such transaction is conducted on an arm’s length basis on fair market terms, and (iii) the primary purpose or effect of any such transaction is not to diminish or impair or have a disproportionate adverse effect upon the Morgans Parties’ rights hereunder, economic or otherwise, or the value of the Morgans Parties’ Interests. Unless approved by Morgans Co., any such transaction entered into on behalf of the Company by DLJMB LLC which is not in accordance with the proviso in the immediately preceding sentence shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to its other rights and remedies at law and in equity, the Morgans Parties shall be entitled to injunctive relief enjoining any prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions on any such transaction set forth herein.
     6.5 Morgans Decisions. Notwithstanding anything to the contrary contained in this Agreement (including Sections 6.1 and 6.3), if DLJMB LLC elects to expand the Board by two (2) additional directors after a Termination Event in accordance with Section 6.1(d), then the following actions of the Company, directly on behalf of the Company, or indirectly on behalf of any Subsidiary of the Company, shall be subject to the approval of both Morgans Co. and DLJMB LLC: (a) any actions requiring Board approval under Section 6.3(t); (b) any expansion to the scope of the Company’s business under Section 2.4; (c) any action requiring Capital Member approval under Section 6.6 or Article 9; (d) the origination of a loan or extension of any credit by the Company other than in the ordinary course of business; (e) any amendment to this Agreement, except as provided in Section 3.9 or Section 3.12(e) or (f) any amendment, modification or supplement to, or any consent or waiver under, the Loan Agreements, the Land Loan Agreement or any other financing agreement to which the Company or its Subsidiaries is a party, in each case with respect to this clause (f), which adversely impacts the rights or obligations of the Morgans Parties under this Agreement.

     6.6 Affiliate Transactions. Except as otherwise provided herein, (a) the entry into, or amendment or modification of, agreements (i) between the Company (or any Subsidiary of the Company) and any Capital Member or Affiliate of a Capital Member, or (ii) between any Capital Member and a third party with respect to the Company (or any Subsidiary of the Company) and which provides any economic benefit to such Capital Member or any Affiliate of such Capital Member (in each case, an “Affiliated Counterparty”) shall be subject to the approval of all of the Capital Members other than any Capital Member that is, or whose Affiliate is, the Affiliated Counterparty, (b) any consents or approvals on behalf of the Company (or any Subsidiary of the Company) requested by a Capital Member, its Affiliate or the Affiliated Counterparty under any such agreement shall be (x) consistent with the Approved Operating Plan, (y) disclosed in advance in writing to the Board, and (z) made by the Capital Members other than any Capital Member that is, or whose Affiliate is, the Affiliated Counterparty, and (c) any action relating to the exercise by the Company (or any Subsidiary of the Company) of any rights or remedies against any Affiliated Counterparty for a default or event of default by such Affiliated Counterparty may be taken with the approval of Capital Members holding a majority of the Membership Interests then held by Capital Members other than any Capital Member that is, or whose Affiliate is, the Affiliated Counterparty. Without limiting the foregoing, with respect to the Management Agreement and the Technical Services Agreement, the Members acknowledge and agree that DLJMB LLC shall have sole authority (without the need of the consent of any other Member or the approval of the Board) as to whether the Company or its applicable Subsidiary should exercise any right of termination that may be available under the Management Agreement or the Technical Services Agreement. Notwithstanding the foregoing, this Section 6.6 shall not be applicable to (A) the Initial Acquisition Financing or any New Financing obtained by the Company to the extent such Financing is obtained from an Affiliate of DLJMB; or (B) any Letter of Credit posted, or any reimbursement of a drawing under a Letter of Credit, in accordance with Section 3.4.
     6.7 Proposed Operating Plan.
          (a) Preparation of Company Operating Plan. Prior to the Original Agreement Date, Morgans Co. prepared, or caused Manager to prepare, an operating plan and budget for the first Operating Year and delivered it to the Board for their review and approval. On or before December 1 of each Operating Year thereafter, Morgans Co., for so long as Morgans Co. or one of its Affiliates is the Manager, shall prepare, or cause Manager to prepare, and deliver to the Board for their review and approval, a proposed operating plan (the “Proposed Operating Plan”) for such upcoming Operating Year, which shall include the information and shall be organized in the manner described on Exhibit C.
          (b) Approval of Company Operating Plan. The Board shall review the Proposed Operating Plan and shall provide Morgans Co. and Manager with any comments and objections to such Proposed Operating Plan in writing, in reasonable detail, within thirty (30) days after receipt of the Proposed Operating Plan. After submission of the Proposed Operating Plan to the Board, Morgans Co. covenants and agrees, for so long as Morgans Co. or one of its Affiliates is the Manager, to cooperate with the Board in facilitating the Board’s review of the Proposed Operating Plan and responding to all questions and comments regarding same. If the Board objects to any portion of the Proposed Operating Plan in accordance with this Section 6.7(b), the Board shall meet within fourteen (14) days after Morgans Co. receipt of such objections to discuss such objections with Morgans Co., and then Morgans Co. (or Manager) shall submit written revisions to the Proposed Operating Plan within five (5) days following such discussion. The Capital Members shall use good faith efforts to reach an agreement on the Proposed Operating Plan prior to January 1 of the applicable Operating Year. The Proposed Operating Plan (as modified to address the comments and objections of the Board) shall only be deemed the “Approved Operating Plan” for an Operating Year when the Board has expressly agreed to approve same pursuant to the procedures under Section 6.1(c) or reached resolution pursuant to Section 6.7(c) hereof.
          (c) Resolution of Disputes for Company Operating Budget. If the Board cannot reach a final agreement on the Proposed Operating Plan for an Operating Year by January 1 of such Operating Year, the Board may elect to approve certain portions of such Proposed Operating Plan that are not in dispute in which case the approved portions shall become effective on January 1 of such Operating Year and the matter(s) in dispute may be submitted by either Class A Member to the Expert for resolution in accordance with Section 17.3(a)(ii). Pending the resolution of such dispute, the prior Approved Operating Plan shall govern the items in dispute, except that the budgeted expenses provided for such item(s) in the prior Approved Operating Plan shall be increased by the percentage increase in the Index from January 1 of the Operating Year of the prior Approved Operating Plan to January 1 of the upcoming Operating Year. If any item in dispute concerns a line item of expense and is submitted for resolution by the Expert in accordance with Section 17.3(a)(ii), the Expert shall be charged solely with determining whether operating or maintaining the Company Assets in accordance with the standards required in the Management Agreement or any other standards promulgated by the Board from time to time, as applicable, requires such expenditure or whether such expenditure is otherwise required under this Agreement or applicable law. If any item in dispute concerns a line item of revenue and is submitted for resolution by the Expert in accordance with Section 17.3(a)(ii), the Expert should be charged solely with determining whether such revenue item is reasonable in light of (A) current and expected market conditions reasonably anticipated to affect the operation of the Hotel/Casino or other Company Assets for the subject Operating Year, (B) the historical performance of the Company Assets, and (C) any other factors the Expert determines to be relevant under the circumstances. Upon the resolution of any such dispute (whether by agreement of the Capital Members or through the procedures described in Section 17.3(a)(ii)), such resolution shall control as to such item(s).
     6.8 Class B Members and Class C Members. Notwithstanding anything contained herein to the contrary, in no event shall any Class B Member or Class C Member have any right to vote or approve any decision, action or inaction on the part of the Company, including the conversion, consolidation or merger of the Company. Each Class B Member hereby grants to its Affiliated Class A Member an irrevocable power of attorney coupled with an interest, to execute any documents on such Class B Member’s behalf to effectuate any decisions of the Board. Each Class C Member hereby acknowledges, approves and consents to any and all decisions of the Board and/or the Class A Members made pursuant to this Agreement.
     6.9 Limitation of Liability; Indemnification.
          (a) Exculpatory Provisions. Neither the Members nor the Affiliates, agents, officers, partners, employees, representatives, directors, members or shareholders of any

Member, Affiliate or the Company (collectively, the “Indemnitees”) shall be liable, responsible, or accountable, in damages or otherwise, to the Company or any Member thereof for doing any act or failing to do any act, the effect of which may cause or result in loss or damage to the Company or such Member if: (i) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in the best interest of the Company, and (ii) the conduct of such Person did not constitute fraud, willful misconduct, gross negligence or a material breach of, or default under, this Agreement. Notwithstanding the foregoing, in no event shall this Section 6.9 relieve any Indemnitee of any contractual liabilities, obligations, or responsibilities otherwise arising from or in connection with any agreement between the Indemnitee and the Company.
          (b) Indemnification. The Company shall indemnify and hold harmless any Indemnitee to the greatest extent permitted by law against any liability or loss as a result of any claim or legal proceeding by any Person (including by or through the Company and/or any Member) relating to the performance or nonperformance of any act concerning the activities of the Company if: (i) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in the best interest of the Company, and (ii) the conduct of such Person did not constitute fraud, willful misconduct, gross negligence or a material breach of, or default under, this Agreement. The indemnification authorized by this Section 6.9 shall include any judgment, award, settlement, the payment of reasonable attorneys’ fees and other expense (not limited to taxable costs) incurred in settling or defending any claims, threatened action or finally adjudicated legal proceeding. Notwithstanding the foregoing, in no event shall any Indemnitee be entitled to indemnification under this Agreement with respect to any of the Indemnitee’s contractual liabilities, obligations, or responsibilities otherwise arising from or in connection with any agreement between the Indemnitee and the Company.
          (c) Advancing Funds. From time to time, as requested by an Indemnitee hereunder, such attorneys’ fees and other expenses shall, in the case of the Members and their Affiliates, and may, in the discretion of the Members with respect to Indemnitees other than the Members and their Affiliates (taking into account, among other things, the availability of security for any repayment obligation on the part of the Indemnitee) be advanced by the Company prior to the final disposition of such claims, actions or proceedings upon receipt by the Company of an undertaking by or on behalf of such Indemnitee eligible to be indemnified to repay such amounts if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.
          (d) Availability of Funds. Any indemnification provided hereunder shall be satisfied first out of assets of the Company as an expense of the Company. In the event the assets of the Company are insufficient to satisfy the Company’s indemnification obligations, the Members shall, for indemnification of the Members or their Affiliates, and may (in their sole discretion), for indemnification of Indemnitees other than the Members or their Affiliates, require the Members to make further Capital Contributions to satisfy all or any portion of the indemnification obligations of the Company pursuant to this Section 6.9 in connection with any liabilities arising from any and all claims or legal proceedings of which any Member receives notice or otherwise becomes aware at any time during the term of the Company or prior to the expiration of four (4) years following the dissolution of the Company. Each Member shall give the other Member timely written notice of any such actions of which it becomes aware, with such notice hereby referred to as a “Capital Call Indemnification Notice,” and shall otherwise follow generally the procedures set forth in Section 3.4(b) relating to Necessary Capital. In such event, each Member shall make Capital Contributions in respect of its share of any such indemnification required to be made in accordance with this Section 6.9(d).
          (e) No Other Beneficiaries. The provisions of this Section 6.9 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.
          (f) Defining Duties. To the maximum extent permitted by law, except to the extent expressly provided in this Agreement, none of the members of the Board, none of the Members, nor any Affiliate of any of the Members, or any officer, member, director, shareholder, employee, partner or agent of any of the foregoing Members or Affiliates (each, a “Responsible Party”) shall owe any duties (including fiduciary duties) to the Company or any other Member other than to act in accordance with the implied contractual covenant of good faith and fair dealing. The parties hereto acknowledge and agree that any such Responsible Parties acting in accordance with this Agreement shall be deemed to be acting in compliance with such implied contractual covenant, and shall not be liable to the Company, any Member, or any other Person that is a party to or is otherwise bound by this Agreement for such good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to modify such other duties and liabilities to the greatest extent permitted under applicable law.
          (g) Survival. The provisions of this Section 6.9 shall survive the termination of this Agreement.
     6.10 DLJMB Consulting Fee. Pursuant to the DLJ Consulting Agreement, the Company shall pay DLJMB LLC (or its designee) a consulting fee of $250,000 each quarter (on January 1, April 1, July 1 and October 1 of each year) in advance (the “DLJ Consulting Fee”) and reimburse expenses in accordance with the provisions thereof. The first DLJ Consulting Fee was due and payable on the Original Agreement Date (and pro rated to the extent of a partial quarter). The DLJ Consulting Fee shall be payable at all times unless and until DLJMB Transfers more than fifty percent (50%), in the aggregate, of its Membership Interest to a third party (not an Affiliate of DLJMB). In the event that the Company is not permitted to pay the DLJ Consulting Fee when required by this Section 6.10 (pursuant to the terms of any financing or other agreement approved by the Board), then the payment of such fee shall be deferred until such time as it may be permitted under any such agreement.
     6.11 Expansion Project. The Members acknowledge and agree that the timely completion of the Expansion Project is critical to the success of the Company. The Capital Members covenant and agree to use good faith and diligent efforts (a) to cooperate with each other to finalize the Approved Development Plans and Approved Development Budget, in connection with the Expansion Project, and (b) to cause timely commencement and completion of the Expansion Project (as the same may be modified by the Board from time to time).

     6.12 Additional Covenant. The Members agree that no equity contributed by the Capital Members on or prior to the date hereof in cash or Letters of Credit shall be used to satisfy, after the date hereof, any rebalancing test or shortfall requirements under the Loan Agreements. In the event that payments are required under the Loan Agreements to rebalance the loans or to meet shortfall requirements, the Capital Members will cooperate in good faith at such time in order to provide funding or obtain third party funding or otherwise satisfy such Lender requirements, in each case, on mutually acceptable terms; provided, however, that nothing in this sentence shall be construed as a commitment to provide additional funding or to prevent any Party from asserting its rights under any other provisions of this Agreement.
ARTICLE 7.
COVENANTS
     7.1 Gaming Operations. Pursuant to the Order of Registration entered on January 14, 2008 (the “Order of Registration”), subject to the terms and conditions stated therein, the Nevada Gaming Commission has registered the Company as a publicly traded corporation under the Gaming Regulations and has granted other approvals with respect to the Company, its Subsidiaries and other Affiliates. In furtherance of its obligations under the Order of Registration and the Gaming Regulations, the Company has established a Gaming Compliance Program (the “Gaming Compliance Program”) to provide for information gathering, reporting and other monitoring procedures for compliance with the Gaming Regulations. The Members hereby approve the Gaming Compliance Program and authorize and direct the Company to comply with the Gaming Compliance Program, the Order of Registration and the other applicable requirements under the Gaming Regulations.
     7.2 Further Assurances regarding New Financing or New Equity. Subject to Sections 3.9 and 6.4, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out any transaction involving New Financing or New Equity (including, without limitation, amending this Agreement to permit the holder of any New Equity to receive the rights and benefits of a “Member” under this Agreement). Without limiting the generality of the foregoing, the Capital Members agree to provide, on a joint and several basis (to the extent required), any customary non-recourse (“bad boy”) assurances that any lender or other financing source in connection with any New Financing may request; provided, that the Capital Members shall enter into an agreement with substantially the same terms as Section 15.4 governing each such Party’s liabilities to the other with respect to such assurances. Other guarantees shall be provided by the Parties in accordance with their participation in the New Financing.
     7.3 Piggyback Registration Rights; Initial Public Offering. In the event DLJMB elects to convert the Company to a “C” corporation (the “Listing Vehicle”) to facilitate an initial public offering of the common stock of the Company, the Members agree to take all actions reasonably necessary to convert the Company into a Listing Vehicle. Subject to Section 6.6, the underwriters for any such initial public offering shall be selected by DLJMB and shall be reasonably acceptable to the Board. All shareholders of the Listing Vehicle proposing to distribute their shares through such underwriting shall (together with the Listing Vehicle) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. All Registration Expenses incurred in connection with an initial public offering shall be borne by the Listing Vehicle. All Selling Expenses incurred in connection with such initial public offering shall be borne by the selling stockholders pro rata in proportion to the shares sold by each stockholder. Notwithstanding any other provision of this Section 7.3, if the underwriter advises the Board in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Board shall so advise the Members, and the number of shares that may be included in the underwriting shall be allocated among the Members in proportion (as nearly as practicable) to the amount of shares owned and requested to be registered by each such holder.
     7.4 General. The parties hereto acknowledge and agree that, except as otherwise provided in this Agreement, the Management Agreement or applicable Profits Interest Agreement, employment agreement or non-competition agreement with a Class C Member, (i) any Member and its Affiliates may engage in or possess an interest in any business venture of any nature or description, independently or with others, which business venture may be the same as, similar to or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit by such Member (or such Affiliate of such Member) of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper, and (ii) neither such Member nor any Affiliate of such Member shall be obligated to present any particular investment opportunity to the Company which it obtains solely independent of its involvement with the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company or which, absent this provision, would have to be presented to the Company, and such Member (or such Affiliate of such Member) shall have the right to take it for its own account (individually, or as a member, partner, member or fiduciary) or to recommend to others any such particular investment opportunity; provided, that in no event shall such Member (or any Affiliate of such Member) be permitted to use any trade secrets, information, observations or data concerning the business or affairs of the Company and its Subsidiaries obtained by such Member (or any agent, representative or Affiliate of such Member) in its capacity as a Member for purposes other than solely in connection with the business of the Company.
ARTICLE 8.
BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS
     8.1 Company Books. For so long as an Affiliate of Morgans Co. is the Manager, Morgans Co. shall cause to be kept at its principal place of business or at the Hotel/Casino, or at such other location as the Board shall reasonably deem appropriate, full and proper ledgers, other books of account, records of all receipts and disbursements, other financial activities, and the internal affairs of the Company in accordance with GAAP, for at least the current and past four (4) Fiscal Years, and such other records as the Company shall be required to maintain pursuant to applicable law. Morgans or any successor Manager is referred to for purposes of this Article 8 as the “Financial Manager”.
     8.2 Delivery of Records. Upon the reasonable written request of any Member for any purpose (which request shall be made by any Member no more frequently than once every quarter), the Financial Manager shall deliver to such requesting Member (or, to the extent so directed, to its agent or attorney) a copy of any of the following information provided that such information is in the Financial Manager’s possession or under its control, to the extent such request is in writing and to the extent (i) the requesting Member or its Affiliates do not have the requested materials in their possession or control, and (ii) such materials are not available for review by the Members at the Hotel/Casino:
          (a) reasonably detailed information regarding the general status of the business and financial condition of the Company (including, without limitation, the annual financial reports and all supporting calculations and information for such reports);
          (b) promptly after becoming available, a copy of the Company’s federal, state and local income or information tax returns for the year;
          (c) a current list of the name and last known business, residence or mailing address of each Member;
          (d) a copy of this Agreement, as amended, and Certificate, together with executed copies of any written powers of attorney pursuant to which this Agreement, as amended, and the Certificate have been executed; and
          (e) reasonably detailed information regarding the amount of cash and the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.
     8.3 Inspection. A Member (personally or through an authorized representative) may inspect and copy (at such Member’s own cost and expense) the books and records of the Company maintained by the Financial Manager during reasonable business hours following reasonable advance written notice from the requesting Member.
     8.4 Reports and Tax Information. The Financial Manager shall endeavor, at the expense of the Company, to send to each Member (and/or Assignee), within one hundred twenty (120) days after the end of each tax year (or as soon as reasonably practicable thereafter in light of any delays in obtaining such information as the Financial Manager deems necessary or advisable therefor), the information reasonably necessary for such Member (and/or Assignee) to complete its federal, state and local income tax or information returns with respect to its Interest in the Company. The Financial Manager shall retain, subject to the approval of the Board, professional tax advisors to assist in the preparation of such information. The Tax Matters Member (as defined below) shall oversee the activities of the Financial Manager relating to such provision of reports and tax information.
     8.5 Tax Elections. The Financial Manager shall have the right to make recommendations to the Tax Matters Member from time to time concerning any federal, state or local tax elections that it may deem necessary or appropriate. The Tax Matters Member shall consider any such recommendations in good faith and shall reasonably consult with the Financial Manager regarding such recommendations. The Tax Matters Member shall, without consent of any other Member other than Morgans during such period that Morgans is the Financial Manager (and which consent of Morgans shall not be unreasonably withheld, delayed or conditioned) make any and all such elections including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii); (ii) to adjust the basis of Company Assets pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with Transfers of Interests and Company distributions; (iii) with the consent of all of the Class A Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state or local tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state or local law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Notwithstanding the foregoing, the Tax Matters Member shall not, without consent of Morgans Co., take any action with respect to the foregoing that would materially adversely affect Morgans Co. or any of its Affiliates.
     8.6 Tax Matters Member. DLJMB is hereby designated as the “Tax Matters Member” pursuant to the requirements of Section 6231(a)(7) of the Code.
     8.7 Accounting; Fiscal Year and Audited Financial Statements. Subject to Code Section 448, the books of the Company shall be kept in accordance with GAAP, or on such other method of accounting for tax and financial reporting purposes as may be determined by the Board. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as the Board shall determine (the “Fiscal Year”). The Financial Manager shall endeavor, at the expense of the Company, to cause the Company, within one hundred and twenty (120) days after the end of each Fiscal Year (or, to the extent applicable, within the time period required by the rules and regulations of the SEC), to prepare financial statements for the Company for such Fiscal Year in accordance with GAAP. The Company shall cause such annual financial statements to be audited by and reported upon by independent public accountants of recognized national standing.
ARTICLE 9.
TRANSFERS OF AND ENCUMBRANCES ON MEMBERSHIP INTERESTS
     9.1 General.
          (a) Transfers Prohibited. No Member or Assignee may Transfer all or any portion of its Interest (or beneficial interest therein) to any Person other than in accordance with the terms and conditions of this Article 9 without the prior written consent of all of the Class A Members (which consent may be given or withheld, or made subject to such conditions as are determined by the Class A Members, in such Members’ sole discretion). Except as provided in the last paragraph of Section 9.3(g) and Section 17.1, any purported Transfer which is not in accordance with the terms and conditions of this Agreement shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the other Class A Members and Class B Members shall be entitled to injunctive relief enjoining the prohibited action. Except as provided in the last paragraph of Section 9.3(g) and Section 17.1, the Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions against Transfers set forth in this Agreement.
          (b) Encumbrances Prohibited. No Member or Assignee may Encumber all or any portion of its Interest (or any beneficial interest therein) unless (i) all of the Class A Members consent in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by all such Class A Members, in such Members’ sole discretion; and (ii) such Member or Assignee obtains all approvals required under applicable Gaming Regulations. Any purported Encumbrance which is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the other Class A Members and Class B Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the foregoing restrictions.
     9.2 Indirect Transfers.
          (a) DLJMB Upper Tier Transfers. If any DLJ Fund or other equity holder in any DLJ Intermediate Subsidiary (including any DLJ Intermediate Subsidiary that Transfers equity interests of any Member, a “DLJ Upper Tier Holder” or “DLJ UTH”) Transfers the equity interests of such DLJ Intermediate Subsidiary or Member, then for purposes of this Article 9, the holder of such equity interests shall be deemed to Transfer the Interest it owns indirectly through the DLJMB Parties. The percentage of the Interest such DLJ UTH shall be deemed to Transfer shall be determined by multiplying (i) the percentage of the equity interests in the DLJ Intermediate Subsidiary the DLJ UTH Transfers by (ii) the DLJ Intermediate Subsidiary’s percentage interest in the DLJMB Parties by (iii) the aggregate Percentage Interest held by such DLJMB Parties. By way of example, assume a DLJ UTH intends to Transfer fifty percent (50%) of the equity interests in a DLJ Intermediate Subsidiary, and such DLJ Intermediate Subsidiary holds a fifty percent (50%) interest in a DLJMB Party. Also assume that such DLJMB Party holds a forty percent (40%) Percentage Interest in the Company. Based on such assumptions, for purposes of this Article 9, such DLJ UTH would be deemed to Transfer an aggregate ten percent (10%) Percentage Interest in the Company.
          (b) Morgans Lower Tier Transfers. If at any time Morgans Co. and Morgans are not the sole Morgans Parties and Morgans Co., Morgans or other equity holder in any Morgans Intermediate Subsidiary (including any Morgans Intermediate Subsidiary that transfers equity interests of any Member, a “Morgans Lower Tier Holder” or “Morgans LTH”) Transfers the equity interests of such Morgans Intermediate Subsidiary or Member, then for purposes of this Article 9, the holder of such equity interests shall be deemed to Transfer the Interest it owns indirectly through the Morgans Parties. The percentage of the Interest such Morgans LTH shall be deemed to Transfer shall be determined by multiplying (i) the percentage of the equity interests in the Morgans Intermediate Subsidiary the Morgans LTH Transfers by (ii) the Morgans Intermediate Subsidiary’s percentage interest in the Morgans Parties by (iii) the aggregate Percentage Interest held by such Morgans Parties. By way of example, assume a Morgans LTH intends to Transfer fifty percent (50%) of the equity interests in a Morgans Intermediate Subsidiary, and such Morgans Intermediate Subsidiary holds a fifty percent (50%) interest in a Morgans Party. Also assume that such Morgans Party holds a twenty percent (20%) Percentage

Interest in the Company. Based on such assumptions, for purposes of this Article 9, such Morgans LTH would be deemed to Transfer an aggregate five percent (5%) Percentage Interest in the Company.
     9.3 Permitted Transfers.
          (a) Expiration of the Lock-Out Period. Notwithstanding the provisions of Section 9.1 and subject to Section 9.3(g), and subject to the right of first offer set forth in Section 9.4, after the Lock-Out Period expires, any Capital Member may Transfer its Interest, and any DLJ UTH or Morgans LTH may Transfer its Indirect Interest to any Person, provided that, notwithstanding anything to the contrary in this Article 9, (x) no Transfer by a Member, DLJ UTH or Morgans LTH shall be made to Persons who are Unsuitable Persons and (y) no Transfer shall be made to a Morgans’ Competitor if, following such Transfer, either (i) the Management Agreement shall remain in full force and effect or (ii) any Morgans Party shall remain a Member of the Company.
          (b) Transfers to Subsidiaries. Notwithstanding the provisions of Section 9.1, and subject to Section 9.3(g), any Capital Member, DLJ UTH or Morgans LTH may, without the consent of any Class A Member or any other Member, assign all or any portion of its Interest or Indirect Interest to a DLJ Fund or a Subsidiary of the DLJ Funds (in the case that the transferor is a DLJMB Party or a DLJ UTH) or a Subsidiary of Morgans Co. (in the case that the transferor is a Morgans Party or a Morgans LTH) so long as such Subsidiary remains a Subsidiary of the Person making the Transfer (or deemed to make a Transfer pursuant to Section 9.2) (in each case, a “Subsidiary Transfer”). If any Capital Member (or Assignee thereof), DLJ UTH or Morgans LTH Transfers all or any portion of its Interest or Indirect Interest (or beneficial interest therein) to a Subsidiary pursuant to this Section 9.3(b) and at any time thereafter such Subsidiary ceases to be a Subsidiary of a DLJ Fund or Morgans Co., as applicable, then such transferor (or its affiliated Member) and such transferee shall be in material breach of this Agreement with respect to all Interests held (directly or indirectly) by either of them in the Company.
          (c) Transfers to Affiliated Members. Notwithstanding the provisions of Section 9.1, and subject to Section 9.3(g), any Class B Member may, without the consent of any Class A Member or any other Member, assign all or any portion of its Class B Membership Interest to any Person that is (i) at such time already a Class A Member or Class B Member of the Company; and (ii) an Affiliate of the transferring Class B Member (in each case, an “Affiliate Transfer” and, together with a Subsidiary Transfer, an “Intracompany Transfer”). In the event that a DLJMB Party intends to make an Affiliate Transfer to another DLJMB Party in accordance with this Section 9.3(c), it may elect to cause the Company to facilitate such Affiliate Transfer according to the following provisions (notwithstanding any contrary provisions in this Agreement, but subject to the last sentence of this Section 9.3(c)): If the DLJMB Party desires to exercise such election, it shall do so by delivering written notice to the Company and Morgans, which notice shall specify the portion of such DLJMB Party’s Class B Membership Interest it intends to Transfer and which DLJMB Party is the transferee. Following the delivery of such notice, the transferee-DLJMB Party shall pay an amount in cash to the Company equal to the aggregate Capital Contributions that the transferor-DLJMB Party has made prior to the date of such notice with respect to the portion of Class B Membership Interest that is being transferred, plus any additional consideration for the Transfer agreed to by the DLJMB Parties. The

Company promptly shall (a) distribute such Capital Contributions and pay any such additional consideration to the transferor-DLJMB Party by wire transfer of immediately available funds (or through any other means mutually agreed to by the DLJMB Parties and the Morgans Parties); and (b) reflect the Transfer of the Class B Membership Interest (and related Capital Contributions) on its books and records. No adjustment to the relative Percentage Interests of the Members shall be made as a result of an Affiliate Transfer facilitated by the Company, except that the transferor-DLJMB Party’s and transferee-DLJMB Party’s respective Percentage Interests as of the date of such Transfer shall be adjusted downward and upward (as the case may be) to reflect the Transfer of the Class B Membership Interest. To the maximum extent permitted by law, cash contributed to the Company by a DLJMB Party pursuant to this Section 9.3(c) shall not constitute an asset of the Company, and no creditor of the Company shall have any recourse or claim against such cash. Notwithstanding anything to the contrary contained herein, the Company shall not facilitate an Affiliate Transfer by a DLJMB Party in the manner described in this Section 9.3(c) if any such Affiliate Transfer (or any proposed action by the Company relating thereto) has, or is reasonably likely to have, adverse tax or accounting consequences on the Company or any Capital Member or has, or is reasonably likely to have, any other adverse effect on the Company or any other Capital Member.
          (d) Transfers of Class C Units. Notwithstanding Section 9.1(a), and subject to Section 9.3(g), any Class C Member may, without the consent of any Class A Member, Transfer all or any portion of its Class C Units as permitted by the Profits Interest Plan and the relevant Profits Interest Agreement. Any Transfer or attempted Transfer of Class C Units in violation of the Profits Interest Plan, relevant Profits Interest Agreement or this Agreement shall be deemed to be a material breach of this Agreement with respect to all Class C Units held (directly or indirectly) by the Class C Member or the attempted transferee, which shall give rise to the remedies set forth in Section 11.2, including, without limitation, the Capital Members’ right to cause the cancellation and forfeit of such Class C Units pursuant to Section 11.2(d).
          (e) Morgans Parent Transfer. Notwithstanding any contrary provision in this Article 9 or elsewhere in this Agreement, a transaction resulting in a Morgans Change of Control, or any other transfer of capital stock or other equity interests in Morgans Co. or Morgans (a “Morgans Parent Transfer”) shall be permitted for all purposes hereunder without the consent of the Class A Members or any other Members and shall not be subject to the right of first offer under Section 9.4 or, for the avoidance of doubt, the Drag-Along Right and Tag-Along Right under Section 9.5; provided, however, that (i) any such Morgans Change of Control transaction involves (directly or indirectly) all or substantially all of the assets of Morgans Co. and its Subsidiaries, (ii) the successor company in any such Morgans Change of Control transaction (in the case of a merger or consolidation) continues to own, or the buyer (in the case of an asset sale) acquires, in each case directly or indirectly, all or substantially all of the assets of Morgans Co. or Morgans, as applicable, (iii) such transaction complies, in all material respects, with all applicable laws (including, without limitation, all applicable Gaming Regulations), and (iv) such transaction otherwise satisfies the conditions set forth in Section 9.3(g) below.
          (f) DLJ Parent Transfers. Notwithstanding any contrary provision in this Article 9 or elsewhere in this Agreement, a transaction resulting in a DLJ Parent Change of Control, or any other transfer of capital stock or other equity interests in a DLJ Parent or a DLJ

Fund (a “DLJ Parent Transfer”) shall be permitted for all purposes hereunder without the consent of the Class A Members or any other Members and shall not be subject to the right of first offer under Section 9.4 and shall not trigger the Drag-Along Right or Tag-Along Right under Section 9.5; provided, however, that (i) such transaction complies, in all material respects, with all applicable laws (including, without limitation, all applicable Gaming Regulations), and (ii) such transaction satisfies the conditions set forth in Section 9.3(g) below.
          (g) General Conditions to Any Transfer. Notwithstanding any contrary provision, any Transfer by a Member (including any indirect Transfer pursuant to Section 9.2(a) or (b) or Section 9.3(e) or (f)) which does not satisfy each of the following conditions, if such conditions are applicable to the Transfer in question, shall be deemed an Event of Default under Section 11.1(a) unless this provision is otherwise waived by all of the Class A Members; provided that the conditions in Section 9.3(g)(v) and (vi) are not waivable:
     (i) such Transfer does not cause a termination of the Company for federal or state, if applicable, income tax purposes;
     (ii) such Transfer would not, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;
     (iii) such Transfer does not require the registration of any Membership Interest pursuant to, or otherwise directly or indirectly violate, any applicable federal or state securities laws;
     (iv) such Transfer does not and shall not cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and does not or shall not cause the Company to have more than 100 members (including as Members those Persons indirectly owning an interest in the Company through a partnership, limited liability company, subchapter S corporation or grantor trust);
     (v) such Transfer does not cause the Company or the non-transferring Members to violate applicable laws;
     (vi) such Transfer is subject to the receipt of all approvals required under, and is not in contravention of, Gaming Regulations (to the extent applicable at such time) and does not otherwise violate any other laws, rules or regulations of any Gaming Authority as applicable to the business and operations of the Company and the Hotel/Casino as of the date of the Transfer;
     (vii) such Transfer is not made to any Unsuitable Person or any Person who lacks the legal right, power or capacity to own an Interest, to the extent that any such Transfer would have a material adverse effect on the Company;
     (viii) such Transfer complies with, and does not cause an acceleration of, or default or event of default under, any loan or debt instrument to which the Company is a party, including, without limitation, the Loan Agreements;

     (ix) such Transfer does not cause material adverse tax consequences to the Company or the Members; and
     (x) with respect to any direct Transfer of a Membership Interest by a Member, the Company receives written instruments evidencing such Transfer (including, without limitation, copies of any instruments of Transfer) and the Assignee’s consent to be bound by this Agreement as an Assignee (including, without limitation, any and all rights to withhold or set-off amounts otherwise to be received by the holder of the transferred Membership Interest) and such additional agreements as the Class A Members shall require, in their discretion, in connection therewith, in each case, that are in a form satisfactory to all of the Class A Members.
          Any such Transfer that does not comply with all of the conditions of this Section 9.3(g) shall be, to the fullest extent permitted by law, null and void ab initio except for any Morgans Parent Transfer that complies with all of the requirements of Section 9.3(e) other than clause (iv) thereof or any DLJ Parent Transfer that complies with all of the requirements of Section 9.3(g) other than the proviso thereof; provided, however, that, if a Morgans Parent Transfer or a DLJ Parent Transfer does not comply with any of the requirements of this Section 9.3(g), then the immediately foregoing exception shall not limit the Members’ other rights and remedies arising pursuant to this Agreement from such Morgans Parent Transfer or DLJ Parent Transfer (including, without limitation, those set forth in Article 11, but excluding injunctive relief as provided in Section 17.1).
          (h) Rights of Members. Until such time, if any, as an Assignee is admitted as a Member of the Company pursuant to Article 10, any Member which Transfers all or any portion of its Economic Interest to an Assignee shall remain a Member and shall be entitled to continue to exercise all rights and powers as such Member, except that such Assignee, as an assignee of such Economic Interest, shall receive, to the extent Transferred, such Member’s Economic Interest, including the distributions and allocations of income, gain, loss, deduction, credit or similar item to which such Member would be entitled, and otherwise shall not be entitled to exercise any of the rights of a Member. In such a case, the transferring Member shall remain a Member even if it has Transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.
     9.4 Right of First Offer.
          (a) First Offer Mechanics. If, after the expiration of the Lock-Out Period, (i) a Capital Member intends to Transfer all or a portion of its Membership Interest; (ii) a DLJ UTH intends to Transfer all or a portion of its equity interests in a DLJ Intermediate Subsidiary or a Member; or (iii) a Morgans LTH intends to Transfer all or a portion of its equity interests in a Morgans Intermediate Subsidiary or a Member (in each case, other than an Intracompany Transfer permitted by the terms of this Agreement and, in the case of clauses (i) and (iii), other than a Morgans Parent Transfer that complies with the requirements of Section 9.3(e) and, in the case of clause (i), a DLJ Parent Transfer that complies with the requirements of Section 9.3(f)), then such Capital Member shall first offer (or cause the DLJ UTH or Morgans LTH to first offer) to Transfer the Membership Interests to be Transferred (or indirectly Transferred) in accordance with this Section 9.4:
     (i) The Capital Member, DLJ UTH or Morgans LTH desiring to Transfer Membership Interests (the “Selling Member”) shall first deliver written notice (the “ROFO Offer Notice”) to the other non-Affiliated Capital Members (the “ROFO Recipients”), which ROFO Offer Notice shall specify the Interests offered by the Selling Member (the “ROFO Offered Interests”).
     (ii) The ROFO Recipients shall have the right to purchase all, but not less than all, of the ROFO Offered Interests. If a ROFO Recipient desires to purchase the ROFO Offered Interests, such ROFO Recipient shall exercise such right by delivering to all Capital Members within thirty (30) days following its receipt of the ROFO Offer Notice (the “ROFO Offer Period”), a written bona fide irrevocable offer (a “ROFO Offer”) electing to purchase the ROFO Offered Interests. The ROFO Offer shall specify: (A) the proposed purchase price (the “ROFO Offer Price”), and (B) all other material terms and conditions of the offer. If the ROFO Recipients shall fail to elect in accordance with the provisions of this Section 9.4(a)(ii) to make a ROFO Offer, then the ROFO Recipients shall be deemed to have declined to purchase any of the ROFO Offered Interests. Each ROFO Offer shall be deemed to be an irrevocable commitment to purchase from the applicable ROFO Recipient.
     (iii) Following the expiration of the ROFO Offer Period, the Selling Member shall elect whether to accept any ROFO Offer. If the Selling Member elects to accept any ROFO Offer, the Selling Member shall deliver a written acceptance notice to the applicable ROFO Recipient (the “Buying Member”) within fifteen (15) days after delivery of the ROFO Offer from the ROFO Recipient at which time the Selling Member and the Buying Member shall be obligated to consummate the acquisition of the ROFO Interests within thirty (30) days of the date the Selling Member accepted the ROFO Offer pursuant to the closing mechanics set forth in Section 9.4(b), or as soon thereafter as permitted to do so by the Gaming Authorities if all applicable approvals required to Transfer the ROFO Interests hereunder have not been received within such thirty (30) day time period.
     (iv) If the ROFO Recipients do not make a ROFO Offer within the thirty (30) day period described above or if the Selling Member elects not to accept any ROFO Offer timely submitted to the Selling Member, the Selling Member may, within a period of one hundred eighty (180) days from the date of the ROFO Offer Notice, or as soon thereafter as permitted to do so by the Gaming Authorities if all applicable approvals required to Transfer the ROFO Interests hereunder have not been received within such one hundred and eighty (180) day time period (provided that the Selling Member shall use commercially reasonable efforts to obtain such approvals), and subject to the provisions of this Section 9.4 and Section 9.3(g), complete the sale of all (but not less than all) of the ROFO Offered Interests to one or more bona fide third party purchasers that are not Affiliates of such Selling Member (each a “Third Party Transferee”); provided that if the Selling Member did not accept a ROFO Offer that was timely submitted to the Selling Member pursuant to Section 9.4(a)(ii), then the aggregate purchase price payable by such Third Party Transferees shall not be less than the aggregate purchase price proposed by the applicable ROFO Recipient in such ROFO Offer and the other terms and conditions under which the Selling Member’s Interests are sold to such Third Party Transferee shall not be, in the aggregate when looking at the transaction as a whole, materially more favorable to such Third Party Transferee than the terms and conditions proposed by the applicable ROFO Recipient in such ROFO Offer.
     (v) Upon any such sale, the Third Party Transferee of such ROFO Offered Interests shall execute an agreement in form and substance reasonably satisfactory to the Company and pursuant to which such Third Party Transferee agrees that the ROFO Offered Interests it acquired from the Selling Member are subject to the provisions of this Agreement. Any Third Party Transferee to whom ROFO Offered Interests are Transferred pursuant to and in compliance with this Agreement (provided that such ROFO Offered Interests are direct Interests in the Company) shall, upon consummation of such Transfer, be deemed a Member for purposes of this Agreement and be deemed to have agreed to be bound by this Agreement. If the Selling Member does not complete the sale of the ROFO Offered Interests within the aforementioned one hundred eighty (180) day period, the provisions of this Section 9.4 shall again apply, and no sale of such ROFO Offered Interests by the Selling Member shall be made otherwise than in accordance with the terms of this Agreement.
          (b) ROFO Closing. The closing of purchases of the ROFO Offered Interests by a Buying Member shall be made in strict accordance with the time requirements set forth in Section 9.4(a) (except as may be modified by the Gaming Authorities) and in accordance with definitive transfer agreements reasonably acceptable to the Selling Member and such Buying Member at the principal offices of the Company. At such closing, the Selling Member shall sell, transfer and deliver to the Buying Member full right, title and interest in and to the ROFO Offered Interests, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature and shall deliver to the Buying Member a certificate or certificates, if any, representing the ROFO Offered Interests sold to the Buying Member, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer and any other documents necessary for Transfer. Simultaneously with delivery of such certificates, if any, stock transfer forms and other documents necessary for transfer, the Buying Member shall deliver to the Selling Member (i) an amount in immediately available funds equal to the aggregate purchase price for the ROFO Offered Interests and (ii) if the Selling Member is selling one hundred percent (100%) of its Interest in the Company pursuant to such sale, an unconditional release, indemnity or other undertaking sufficient to provide reasonable assurance to the Selling Member that the Selling Member will incur no future liability under any existing guaranty of any obligation of the Company or any of its Affiliates.

     9.5 Drag-Along and Tag-Along Rights.
          (a) Drag-Along Right. If, after the expiration of the Lock-Out Period, the Morgans Parties receive a ROFO Offer Notice from any DLJMB Party or DLJ UTH pursuant to which the DLJMB Parties or one or more DLJ UTHs desire to Transfer in a single transaction or series of related transactions more than an aggregate fifty-one percent (51%) Membership Interest in the Company in an arm’s-length transaction to a bona fide third party that is not an Affiliate of DLJMB (an “Approved Sale”) and either (i) the Morgans Parties elect not to submit a ROFO Offer during the applicable ROFO Offer Period or (ii) the DLJMB Parties or such DLJ UTHs do not accept a ROFO Offer from the Morgans Parties, in each case subject to and in accordance with Section 9.4, the DLJMB Parties can require the Morgans Parties to sell the same ratable share of their Membership Interests as is being sold by the DLJMB Parties (based upon the total Membership Interests held by all DLJMB Parties at such time) on the same terms and conditions (“Drag-Along Right”). If the consummation of the Approved Sale would result in the Transfer of 100% of the Membership Interests of the Company, then DLJMB may in its sole discretion elect to cause the Company to structure the Approved Sale as a merger or consolidation or as a sale of the Company’s assets; provided that such structure would not have a disproportionate adverse effect on the after-tax amount of consideration the Morgans Parties (as compared to the DLJMB Parties) would receive as a result of the Approved Sale that complies with the requirements of this Section 9.5. If such Approved Sale is structured as a (x) merger or consolidation, then each Morgans Party shall not have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) as a sale of assets, then each Morgans Party shall vote for or consent to any subsequent liquidation or other distribution of the proceeds therefrom in accordance with Section 12.2(b). The Morgans Parties agree to consent to and raise no objections against an Approved Sale. In the event of the exercise by the DLJMB Parties of their Drag-Along Right pursuant to this Section 9.5, the Morgans Parties shall take all reasonably necessary and desirable actions approved by the DLJMB Parties in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Approved Sale and to otherwise effect the transaction; provided, however, that (A) the Morgans Parties shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than the DLJMB Parties or their Affiliates or to enter into any covenants restricting the current or future scope or location of its business and (B) the applicable acquisition agreement shall include representations, warranties, indemnities, covenants and remedies for the benefit of the Morgans Parties to the same extent (on a proportionate basis in accordance with each Member’s Interest being sold in such transaction) as those provided by the applicable buyer or its Affiliates for the benefit of the DLJMB Parties or their Affiliates. Upon the consummation of such Approved Sale, the Morgans Parties shall receive the same form and amount of consideration for their Interests or, if an option is given as to the form or amount of consideration, the Morgans Parties shall be given the same option, and will receive such consideration at the same time as the DLJMB Parties or their Affiliates.
          (b) Notice. At least fifteen (15) Business Days before entering into a binding agreement with respect to an Approved Sale, the DLJMB Parties shall (x) provide the Morgans Parties written notice (the “Approved Sale Notice”) of any Approved Sale, which notice shall contain (i) the name and address of the third party purchaser, (ii) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any term sheet or accepted proposal relating to such offer and (iii) notification of whether or not the DLJMB Parties have elected to exercise their Drag-Along Right and (y) promptly notify the Morgans Parties of all proposed changes to such material terms and keep the Morgans Parties fully informed as to the status of the DLJMB Parties’ negotiations and all material terms relating to such sale or contribution, and promptly deliver to the Morgans Parties copies of all drafts of agreements and final agreements relating thereto. The DLJMB Parties shall provide the Morgans Parties written notice of the termination of an Approved Sale within five (5) Business Days following such termination, which notice shall state that the Approved Sale Notice served with respect to such Approved Sale is rescinded.
          (c) Tag Along Right. If the DLJMB Parties and the DLJ UTHs do not exercise their Drag-Along Right with respect to any Approved Sale, the Morgans Parties shall, in addition to their rights to an election pursuant to Section 9.4(a)(iii), have the right to sell their Interests to the Third-Party Transferee on the same terms and conditions as under the sale by the DLJMB Parties and such DLJ UTHs to a Third-Party Transferee (“Tag-Along Right”), and otherwise pursuant to the terms for an Approved Sale set forth in Section 9.5(a). The Morgans Parties shall provide the DLJMB Parties written notice of their intention to exercise its Tag-Along Right within fifteen (15) days of receipt of the Approved Sale Notice.
          (d) Release and Indemnity. If, in the event of the consummation of an Approved Sale following the exercise of the Drag-Along Right or Tag-Along Right, the DLJMB Parties obtain a release or are provided an indemnity or other undertaking with respect to any existing guaranty of any obligation of the Company or any of its Affiliates, the DLJMB Parties shall cause the Third-Party Transferee to deliver a release or undertaking in favor of the Morgans Parties (following exercise of the Drag-Along Right or Tag-Along Right) on substantially the same terms as the release or undertaking obtained by DLJMB.
     9.6 Management Agreement Termination Fee. Upon the closing of a Hotel Sale (as defined in the Management Agreement), pursuant to Section 20.1 of the Management Agreement, DLJMB (or the applicable transferee) shall have the right (but not the obligation) to terminate the Management Agreement; provided, that the Company shall pay to Manager the Termination Fee (as defined in the Management Agreement) upon closing of such Hotel Sale subject to the limitations set forth in Section 16.3(b)(iii) of the Management Agreement.
ARTICLE 10.
RESIGNED, ADDITIONAL AND SUBSTITUTE MEMBERS
     10.1 Admissions and Resignations. No Person shall be admitted to the Company as a Member except in connection with the issuance of New Equity approved by DLJMB and effected pursuant to and subject to Sections 3.9 and 6.4 or in accordance with Article 9 and this Article 10. Except as provided in Section 10.3, no Member shall be entitled to resign from the Company prior to dissolution of the Company without the written consent of all of the other Class A Members, which consent may be given or withheld, or made subject to such conditions as any of such others Members may determine, in such Member’s sole discretion. No admission or resignation of a Member, whether in accordance with this Agreement or otherwise, shall cause the dissolution of the Company except as otherwise provided in Section 12.2. Any purported admission or resignation which is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the other Capital Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the foregoing restrictions.
     10.2 Substitute Members. No Assignee shall become a Member of the Company by virtue of such Assignee’s receiving all or a portion of any interest in the Company from a Member or another Assignee without the consent of the Class A Members holding a majority of the Class A Membership Interests (excluding the Class A Membership Interests held by an Affiliate of the transferring Member), which consent shall not be unreasonably withheld in connection with any Transfer made in compliance with the provisions of Article 9 hereof, but which, in the case of any other Transfer may be given or withheld, or made subject to such condition(s) as the Class A Members holding a majority of the Class A Membership Interests (excluding the Class A Membership Interests held by an Affiliate of the transferring Member) deem appropriate, in their sole discretion, and, in all cases, subject to all applicable Gaming Regulations. Notwithstanding the foregoing, in the event that a Capital Member assigns all or a portion of its Interest pursuant to a Subsidiary Transfer in compliance with the provisions of Article 9 hereof, the consent of the Class A Members required by the preceding sentence shall be deemed granted, so long as (a) at least a majority of the outstanding voting securities or other voting equity interests of such Subsidiary are and continue to be owned, directly or indirectly, by the DLJ Funds (in the case the transferor Capital Member is a DLJMB Party) or Morgans Co. (in the case the transferor Capital Member is a Morgans Party); and (b) the transferor Capital Member shall remain obligated to perform its obligations hereunder to the extent not performed by the transferee.
     10.3 Cessation of Certain Members. If a Member has Transferred all of its Economic Interest to one or more Assignees in accordance with the terms of this Agreement, then, subject to the last sentence of Section 10.2 and Section 15.8, such Member shall cease to be a Member of the Company (without any additional action required to be taken by such Member) when all of such Assignees have been admitted as Members in accordance with Section 10.2.
ARTICLE 11.
EVENT OF DEFAULT.
     11.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) hereunder on the part of the Member with respect to whom such event occurs (the “Defaulting Member”):
          (a) Any Transfer in contravention of Article 9;
          (b) Any material breach of this Agreement or the Fee Agreement or a material default in the performance of, or failure to comply with, any other obligations or undertakings of a Member contained herein or in the Fee Agreement (excluding any failure to make a required Capital Contribution as described in Section 3.5) and including a determination by the Gaming Authorities that a Member or an Affiliate of the Member is an Unsuitable Person, which breach, default or failure continues for thirty (30) Business Days following notice thereof given by any other Member; provided, however, that, if the Member breaching or failing to comply with this Agreement or the Fee Agreement has commenced in good faith to cure the breach or failure prior to the end of such thirty (30) Business Day period, and is diligently attempting to effect such cure, an Event of Default shall not be deemed to have occurred until after an additional sixty (60) days after the end of such thirty (30) Business Day period;
          (c) Subject to Section 3.5(b), any failure to timely make some or all of any Capital Contribution to the extent required to be funded by such Member under Sections 3.3 or 3.4;
          (d) Any material breach or default by either DLJMB or Morgans Co. under the Contribution Agreement (after applicable notice and cure periods as provided therein);
          (e) The Incapacity of a Member;
          (f) The attachment, execution or other judicial seizure of (i) all or any substantial part of the assets of a Member, or (ii) such Member’s interest in the Company, which attachment, execution or seizure remains undismissed or undischarged for a period of sixty (60) days after levy thereof;
          (g) The perpetration of any fraud or willful misconduct by a Member; or
          (h) With respect to any Class C Member, any material breach or default by such Class C Member under the Profits Interest Plan or relevant Profits Interest Agreement.
     11.2 Remedies. Upon the occurrence of any Event of Default (after the expiration of any applicable cure period), any Capital Member other than the Defaulting Member or its Affiliates (the “Electing Member”) shall be entitled to elect to do any of the following (which election may be made in the Electing Member’s sole discretion):
          (a) If the Defaulting Member is a Capital Member, dissolve the Company.
          (b) If the Defaulting Member is a Capital Member, purchase (or cause any other Person to purchase) the entire Interest of the Defaulting Member and its Affiliates in the Company. Such election shall be made, if at all, by the Electing Member providing written notice thereof to the Defaulting Member not more than sixty (60) days following the Electing Member’s actual knowledge of the Event of Default. The purchase price payable to the Defaulting Member and its Affiliates for such Interest shall equal eighty-five percent (85%) of the Defaulting Member’s and its Affiliates’ allocable share of the Existing Equity immediately prior thereto (measured by multiplying the Existing Equity by such Members’ Percentage Interest); provided that: (i) for purposes of calculating the Existing Equity, Aggregate Asset Value shall be determined in accordance with Section 11.3; and (ii) the Electing Member may withhold from such purchase price an amount equal to the actual damages caused by the occurrence of the Event of Default.
          (c) Take either or both of the following actions: (i) if the Defaulting Member is a Capital Member, adjust the Capital Accounts of the Members pursuant to Section 3.11 as of the date of the written notice of election to exercise the remedies set forth in this Section 11.2(c), valuing the Company Assets for such purpose as determined pursuant to Section 11.3 and allocating the gains and losses in such a manner as to cause the Capital Account balances of the Defaulting Member and its Affiliates to equal the purchase price that would be payable to such Defaulting Member or Affiliate, as applicable, under clause (b) of this Section 11.2 (without any setoff for damages); and/or (ii) convert each interest of the Defaulting Member and such Affiliates to that of an Assignee only, with no right thereafter to: (1) vote or otherwise participate on the Board or otherwise in the management of the Company, (2) share in any more of the Net Profits, Net Losses, or similar items of the Company, (3) receive distributions from the Company (except pursuant to Section 12.3 upon the dissolution and liquidation of the Company), or (4) except as specifically provided in this Agreement or required under applicable law, receive information concerning the business and affairs of the Company.
          (d) If the Defaulting Member is a Class C Member, cause the Class C Units held by such Class C Member, whether vested or unvested as of the date of the Event of Default (and the proportionate amount of such Class C Member’s Capital Account balance attributable to such Class C Units), to be cancelled and forfeited by providing written notice to such Class C Member thereof, in which event such Class C Member shall have no further right or interest in or with respect to such Class C Units (or such proportionate amount of the Class C Member’s Capital Account balance).
     11.3 Fair Market Value. For the purposes of determining Aggregate Asset Value as provided in Section 11.2, the fair market value of the Company Assets shall be determined as follows:
          (a) Promptly following an Event of Default and written notice of election by the Electing Member to take such actions as are set forth in Section 11.2(a), (b) or (c), the Capital Members shall endeavor to agree upon the fair market value of the Company Assets. Within ten (10) days after such notice, the Electing Member and Defaulting Member shall submit to the other a statement of such fair market value and each such Member shall identify and appoint, by notice given to the other Member, a single Qualified Appraiser. If the two fair market valuations set forth by such Members vary by ten percent (10%) or less of the greater value, the fair market value of the Company Assets shall be determined by calculating the average of the two submitted values. In the event that either such Member fails to submit a statement of fair market value within the required 10-day period and if such failure continues for ten (10) days after notice of such failure from the other Member, such failure shall be deemed for all purposes to constitute acceptance of the single valuation submitted in a timely fashion.
          (b) In the event that the two Member valuations set forth vary by more than 10%, the fair market value of the Company assets shall be determined by a third Qualified Appraiser selected by the two appointed Qualified Appraisers within seven (7) days following the close of the initial 10-day period. If the two Qualified Appraisers are unable to agree upon the appointment of a third Qualified Appraiser within the required seven-day period, either Member may, upon written notice to the other, request that such appointment be made by any judge sitting for a state or Federal court of competent jurisdiction in the State of Delaware (which request each Member stipulates shall be subject to hearing, if any, on an expedited basis based on the risk of irreparable harm to the Members occasioned by passage of time and loss of market opportunities).
          (c) The third Qualified Appraiser shall, within twenty (20) days thereafter, submit a written valuation to the Members. No Member shall disclose to any of the Qualified Appraisers the amounts submitted as valuations by the Members. The fair market value of the Company assets shall be determined by calculating the average of the two numerically closest values among the two Members’ valuations and that of the third Qualified Appraiser (or, if the values are equidistant, the average of all three values).
          (d) In the event that the third Qualified Appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligations hereunder for reasons unrelated to the acts or omissions of any Member, then the Members’ appointed Qualified Appraisers shall appoint a substitute third Qualified Appraiser and the deadline for the satisfaction of such third Qualified Appraiser’s obligations shall be subject to an extension of not more than ten (10) days.
          (e) In connection with any valuation process, the Members shall provide the third Qualified Appraiser full access during normal business hours to examine all pertinent books, records and files, agreements and other operating agreements. The fees and expenses of the Qualified Appraisers shall be borne by the Company.
     11.4 Non-Exclusive. No right, power or remedy conferred upon the Electing Member in this Section 11.4 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 11.4 or now or hereafter available at law or in equity or by statute or otherwise (including, without limitation, the right to offset any costs and damages suffered by the Company and/or the Electing Member as a consequence of the Event of Default against any amounts otherwise to be received by the Defaulting Member pursuant to Section 11.2).
     11.5 Disputes. In the event that there is a dispute between the Capital Members as to whether an Event of Default has occurred, then such dispute shall be resolved pursuant to Section 17.3 and the Company shall continue on the terms and conditions elsewhere contained in this Agreement until resolved. The determination as to whether an Event of Default has occurred with respect to a Class C Member shall be made by the Board in its sole discretion.
ARTICLE 12.
DISSOLUTION AND WINDING UP
     12.1 Dissolution and Distribution of Company Assets. Except as may be permitted in accordance with this Article 12, no Member shall have the right to, and each Member hereby agrees that it shall not, to the fullest extent permitted by law, seek to dissolve or cause the dissolution of the Company or to seek to cause a partial or whole distribution or sale of Company Assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Members.
     12.2 Dissolving Events. Notwithstanding the Act, the Company shall be dissolved only upon the earlier to occur of one of the following events:

          (a) the Incapacity of any Capital Member unless, within six months after such Incapacity, each of the Class A Members that are not Affiliates of such Member votes to continue the Company without dissolution, provided that the provisions of this Section 12.2(a) shall cease to apply upon the written determination by the remaining Capital Members that such provisions are no longer necessary to cause the Company to be treated as a partnership for applicable federal and state income tax purposes;
          (b) the election of all the Capital Members to dissolve;
          (c) the liquidation of all or substantially all of the assets of the Company and its Subsidiaries, whether in a single transaction or in a series of transactions, and the distribution of the net proceeds therefrom;
          (d) at the election of the Electing Member pursuant to Section 11.2;
          (e) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act;
          (f) judicial dissolution; or
          (g) the expiration of the term of the Company.
          The dissolution of the Company by any action not specifically set forth above shall be a dissolution in breach and in contravention of this Agreement.
     12.3 Wind-up, Liquidation and Final Distribution of Proceeds. Upon the dissolution of the Company pursuant to this Article 12, the Company shall thereafter engage in no further business other than that which is necessary to wind-up the business and the Members shall liquidate all Company Assets and allocate (pursuant to Article 5 hereof) all income, gain, loss and deductions resulting therefrom. The cash proceeds from the liquidation of Company Assets then shall then be applied or distributed by the Company in the following order:
          (a) first, to the creditors of the Company (including, without limitation, to Members who are creditors to the extent permitted by law) in satisfaction of liabilities of the Company other than liabilities for distributions to Members pursuant to Sections 18-601, 18-604 or 18-606 of the Act; and to the setting up of any reserves for contingencies which the Members may reasonably consider necessary;
          (b) second, to Members and former Members in satisfaction of liabilities, if any, for distributions pursuant to Sections 18-601, 18-604 or 18-606 of the Act, and to the setting up of any reserves therefor; and
          (c) thereafter, to the Members in accordance with their respective positive Capital Account balances. The Capital Account balances shall be determined after taking into account all Capital Account adjustments for the accounting period during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 12.3(c)), by the end of the taxable year in which such liquidation occurs or, if later, within 90 days after the date of the liquidation.
          Notwithstanding the foregoing, in the event that the Capital Members determine that an immediate liquidation of all or any portion of the Company Assets would cause undue loss to the Members, the Capital Members, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any assets of the Company except those necessary to satisfy the Company’s debts and obligations, or distribute the assets to the Members in kind. Any amounts owed to a Member pursuant to this Section 12.3 shall be reduced by any amounts which any such Member owes to the Company and/or any other Member (including, without limitation, as a result of any such Member’s breach and/or contravention of this Agreement). The foregoing shall not limit any other rights or remedies of the Members.
     12.4 No Restoration of Deficit Capital Account Balances. If any Member has a deficit balance in its Adjusted Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
ARTICLE 13.
INVESTMENT REPRESENTATIONS
          Each Member hereby represents and warrants to the Company and to each other Member that such Member is acquiring its interest in the Company for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Each Capital Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each Member also understands that its Membership Interest may not be transferred absent compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to an exemption therefrom and otherwise in compliance with the terms of this Agreement.
ARTICLE 14.
REPRESENTATIONS AND WARRANTIES; COVENANTS
     14.1 Representations and Warranties of the Company and the Members. Each Party hereby represents and warrants that:
          (a) Power and Authority. Such Party has the full right, power and authority to execute, deliver and perform this Agreement (and any other agreements or instruments to be executed by such Party in connection herewith) and to bind such Party;
          (b) Enforceability. This Agreement has been duly executed and delivered by or on behalf of such Party and constitutes (and each other agreement or instrument to be executed by such Party in connection herewith will, upon such execution, have been duly executed and delivered by or on behalf of such Party and will constitute) a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general equity principles;
          (c) Consents and Approvals. No consent, approval, authorization or order of any Person is required for the execution, delivery or performance of this Agreement (or any such other agreement or instrument) by such Party which has not, in each case, already been obtained; and
          (d) Other Agreement. There are no agreements between such Party and any third party which preclude such Party from entering into this Agreement or consummating the transactions contemplated hereby.
     14.2 Representations and Warranties of the Company. All of the Interests issued by the Company are, and all of the Interests to be issued by the Company will be, duly authorized, validly issued and outstanding, fully paid and nonassessable.
     14.3 Indemnity for Breaches of Representations and Warranties         . Each Party agrees to indemnify, defend and hold harmless the other Members and their respective stockholders, directors, officers, employees, representatives and Affiliates from and against, and promptly reimburse the other for, all payments, claims, costs, expenses or other liabilities incurred (including, without limitation, fines, reasonable legal fees, court costs, expenses, and other damages) by reason of any claim, demand, penalty, or judicial or administrative investigation or proceedings arising from a breach of any representations and warranties made by such Party in this Section 14.
ARTICLE 15.
GUARANTY LIABILITIES
     15.1 Net Worth and Effective Liquidity. Until such time as all of the Guaranty Agreements are no longer in full force and effect, (a) the DLJMB Parties shall use their commercially reasonable efforts to maintain (i) a Net Worth (as defined in the applicable Guaranty Agreements) as of any time equal to or greater than an amount equal to their Percentage Interest at such time multiplied by the aggregate amount required under such Guaranty Agreements at such time, and (ii) a minimum amount of Effective Liquidity (as defined in the applicable Guaranty Agreements) as of any time equal to or greater than an amount equal to their Percentage Interest at such time multiplied by the aggregate amount required under such Guaranty Agreements at such time; and (b) Morgans shall use its commercially reasonable efforts to maintain (i) Net Assets (as defined in the applicable Guaranty Agreements) as of any time equal to or greater than an amount equal to its Percentage Interest at such time multiplied by the aggregate amount required under such Guaranty Agreements as of such time and (ii) a minimum amount of Effective Liquidity as of any time equal to or greater than an amount equal to its Percentage Interest at such time multiplied by the aggregate amount required under such Guaranty Agreements at such time. From time to time, each of the DLJMB Parties and Morgans shall provide financial information regarding its Net Worth or Net Assets, as applicable, and Effective Liquidity, to the other Party promptly upon written request. In the event that either Morgans or the DLJMB Parties ceases to have the applicable minimum Net

Worth or Net Assets, as applicable, or Effective Liquidity as provided in the preceding sentence, such Party shall promptly, and no later than within ten (10) Business Days, deliver a written statement to the other Party notifying it of such fact and setting forth the amount of its Net Worth or Net Assets, as applicable, and Effective Liquidity.
     15.2 Special Indemnity for Construction Completion Guaranties.
          (a) DLJMB’s Payments Relating to Morgans’ Liabilities Under the Construction Completion Guaranties. DLJMB and DLJMB Partners (the “DLJMB Indemnitors”) hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless Morgans and its Affiliates, successors and assigns, and all of its and their officers, directors, shareholders, partners, agents, employees (including “contract” employees) and controlling persons (collectively, “Morgans Indemnitees”) from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by Morgans under or in connection with the Construction Completion Guaranties (collectively, “Morgans’ Construction Completion Guaranty Liabilities” and, together with DLJMB’s Completion Guaranty Liabilities (as defined below), the “Construction Completion Guaranty Liabilities”) to the extent that Morgans’ Construction Completion Guaranty Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the Morgans Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Construction Completion Guaranty Liabilities incurred by the DLJMB Parties and Morgans under the Construction Completion Guaranties as of such date. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.2(a), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.
          (b) Morgans’ Payments Relating to DLJMB’s Liabilities Under the Construction Completion Guaranties. Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless DLJMB, its Affiliates, successors and assigns, and all of its and their officers, directors, shareholders, partners, agents, employees (including “contract” employees) and controlling persons (collectively, “DLJMB Indemnitees”) from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by DLJMB under or in connection with the Construction Completion Guaranties (collectively, “DLJMB’s Construction Completion Guaranty Liabilities”) to the extent that DLJMB’s Construction Completion Guaranty Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the DLJMB Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Construction Completion Guaranty Liabilities incurred by DLJMB and Morgans under the Construction Completion Guaranties as of such date. Promptly upon written demand therefor from a DLJMB Indemnitee, and in any event not later than fifteen (15) days after the date a DLJMB Indemnitee has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.2(b), and the reason for such payment, Morgans shall make payment of such amount to the party requesting the same.
          (c) Morgans’ Payments Relating to Initial Construction Completion Guaranty Costs. Notwithstanding Sections 15.2(a) and (b), if DLJMB delivers the written statement or notice referred to in the immediately next sentence, then Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the DLJMB Indemnitees from and against one hundred percent (100%) of DLJMB’s Construction Completion Guaranty Liabilities (excluding any of DLJMB’s Construction Completion Guaranty Liabilities under or in connection with Section 1.1(c) of each Construction Completion Guaranty) until such time as the aggregate amount of the Construction Completion Guaranty Liabilities (excluding any Construction Completion Guaranty Liabilities under or in connection with Section 1.1(c) of each Construction Completion Guaranty) incurred by DLJMB and Morgans under the Construction Completion Guaranties exceed Fifty Million Dollars ($50,000,000) (the “Initial Construction Completion Guaranty Costs”); provided that (a) the DLJMB Parties shall have fully funded Required Expansion Capital for the Expansion Project as required under and in accordance with this Agreement (except to the extent that a New Equity source shall have funded a portion of the Required Expansion Capital as described in the next clause), (b) if applicable, any source of New Equity financing pursuant to Section 3.9 shall have fully funded such New Equity in connection with the Expansion Project (or if such party fails to so fund such New Equity, DLJMB or its designee has fully funded such amount), (c) the Lenders shall have funded any amount required to be funded for such purposes under the Loan Agreements, and (d) any cost or liability under such Construction Completion Guaranties does not arise due to increased costs resulting from a change in the scope or budget of the Expansion Project which has been approved by the Board. Promptly upon written demand therefor from DLJMB (on behalf of itself or another DLJMB Indemnitee), and in any event not later than fifteen (15) days after the date DLJMB has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.2(c), and the reason for such payment, Morgans shall make payment of such amount to the applicable DLJMB Indemnitee; provided, however, DLJMB may in its sole discretion elect to not deliver such statement or notice, in which case Morgans shall not be solely responsible for the Initial Construction Completion Guaranty Costs and the provisions of Sections 15.2(a) and (b) shall apply.
     15.3 Special Indemnity for Closing Completion Guaranties.
          (a) DLJMB’s Payments Relating to Morgans’ Liabilities Under the Closing Completion Guaranties. The DLJMB Indemnitors hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless the Morgans Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by Morgans under or in connection with the Closing Completion Guaranties (collectively, “Morgans’ Closing Completion Guaranty Liabilities” and, together with DLJMB’s Closing Completion Guaranty Liabilities (as defined below), the “Closing Completion Guaranty Liabilities”) to the extent that Morgans’ Closing Completion Guaranty Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the Morgans Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Closing Completion Guaranty Liabilities incurred by DLJMB and

Morgans under the Closing Completion Guaranties as of such date. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.3(a), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.
          (b) Morgans’ Payments Relating to DLJMB’s Liabilities Under the Closing Completion Guaranties. Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the DLJMB Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by DLJMB under or in connection with the Closing Completion Guaranties (collectively, “DLJMB’s Closing Completion Guaranty Liabilities”) to the extent that DLJMB’s Closing Completion Guaranty Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the DLJMB Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Closing Completion Guaranty Liabilities incurred by DLJMB and Morgans under the Closing Completion Guaranties as of such date. Promptly upon written demand therefor from a DLJMB Indemnitee, and in any event not later than fifteen (15) days after the date a DLJMB Indemnitee has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.3(b), and the reason for such payment, Morgans shall make payment of such amount to the party requesting the same.
     15.4 Special Indemnity for Non-Recourse Carve-Out Guaranties.
          (a) DLJMB’s Payments Relating to Morgans’ Liabilities Under the Non-Recourse Carve-Out Guaranties. The DLJMB Indemnitors hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless the Morgans Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by Morgans under or in connection with the Non-Recourse Carve-Out Guaranties (collectively, “Morgans’ Non-Recourse Carve-Out Liabilities” and, together with DLJMB’s Non-Recourse Carve-Out Liabilities (as defined below), the “Non-Recourse Carve-Out Liabilities”) which are incurred in connection with any matters arising from, related to or in connection with any act or omission constituting gross negligence, fraud or an illegal or criminal act on the part of DLJMB, its Affiliates or their respective officers, directors, shareholders, partners, agents, employees (including “contract” employees), affiliated and controlling persons, except for such actions approved by the Board. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.4(a), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.

          (b) Morgans’ Payments Relating to DLJMB’s Liabilities Under the Non-Recourse Carve-Out Guaranties. Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the DLJMB Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by DLJMB under or in connection with the Non-Recourse Carve-Out Guaranties (collectively, “DLJMB’s Non-Recourse Carve-Out Liabilities”) which are incurred in connection with (i) any matters arising from, related to or in connection with any act or omission constituting gross negligence, fraud or an illegal or criminal act on the part of Morgans, its Affiliates or their respective officers, directors, shareholders, partners, agents, employees (including “contract” employees), affiliated and controlling persons, except for such actions approved by the Board or (ii) any conduct for which the Manager has oversight or other supervisorial responsibility under the Management Agreement. Promptly upon written demand therefor from a DLJMB Indemnitee, and in any event not later than fifteen (15) days after the date a DLJMB Indemnitee has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.4(b), and the reason for such payment, Morgans shall make payment of such amount to the party requesting the same.
          (c) DLJMB’s Payments Relating to Other Liabilities Under the Non-Recourse Carve-Out Guaranties. Except as otherwise provided in Sections 15.4(a) and (b) above, the DLJMB Indemnitors hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless the Morgans Indemnitees from and against any and all of Morgans’ Non-Recourse Carve-Out Liabilities to the extent that such Non-Recourse Carve-Out Liabilities in the aggregate, as of any date, exceed an amount equal to the product of the Morgans Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Non-Recourse Carve-Out Liabilities incurred by DLJMB and Morgans under the Non-Recourse Carve-Out Guaranties as of such date (but excluding any amounts paid pursuant to Sections 15.4(a) and (b) above). Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.4(d), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.
          (d) Morgans’ Payments Relating to Other Liabilities Under the Non-Recourse Carve-Out Guaranties. Except as otherwise provided in Sections 15.4(a) and (b) above, Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the DLJMB Indemnitees from and against any and all of DLJMB’s Non-Recourse Carve-Out Liabilities to the extent that such Non-Recourse Carve-Out Liabilities in the aggregate, as of any date, exceed an amount equal to the product of the DLJMB Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Non-Recourse Carve-Out Liabilities incurred by DLJMB and Morgans under the Non-Recourse Carve-Out Guaranties as of such date (but excluding any amounts paid pursuant to Section 15.4(a) and (b) above). Promptly upon written demand therefor from a DLJMB Indemnitee, and in any event not later than fifteen (15) days after the date a DLJMB Indemnitee has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.4(c), and the reason for such payment, Morgans shall make payment of such amount to the party requesting the same.
     15.5 Special Indemnity for Mandatory Prepayment Guaranties.
          (a) DLJMB’s Payments Relating to Morgans’ Liabilities Under the Mandatory Prepayment Guaranties. The DLJMB Indemnitors hereby unconditionally and irrevocably covenant and agree to indemnify and hold harmless the Morgans Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by Morgans under or in connection with the Mandatory Prepayment Guaranties (collectively, “Morgans’ Mandatory Prepayment Guaranty Liabilities” and, together with DLJMB’s Mandatory Prepayment Guaranty Liabilities (as defined below), the “Mandatory Prepayment Liabilities”) to the extent that Morgans’ Mandatory Prepayment Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the Morgans Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Mandatory Prepayment Liabilities incurred by DLJMB and Morgans under the Mandatory Prepayment Guaranties as of such date. Promptly upon written demand therefor from a Morgans Indemnitee, and in any event not later than fifteen (15) days after the date a Morgans Indemnitee has delivered to DLJMB a written statement or notice therefor indicating the amount due and payable by the DLJMB Indemnitors pursuant to this Section 15.5(a), and the reason for such payment, the DLJMB Indemnitors shall make payment of such amount to the party requesting the same.
          (b) Morgans’ Payments Relating to DLJMB’s Liabilities Under the Mandatory Prepayment Guaranties. Morgans hereby unconditionally and irrevocably covenants and agrees to indemnify and hold harmless the DLJMB Indemnitees from and against one hundred percent (100%) of any and all claims, losses, damages, expenses, penalties, fines, liabilities, forfeitures, actions, causes of action, judgments, reasonable attorneys’ fees and related litigation or other dispute resolution costs, fees and expenses and amounts paid by DLJMB under or in connection with the Mandatory Prepayment Guaranties (collectively, “DLJMB’s Mandatory Prepayment Guaranty Liabilities”) to the extent that DLJMB’s Mandatory Prepayment Guaranty Liabilities, as of any date, in the aggregate exceed an amount equal to the product of the DLJMB Parties’ aggregate Percentage Interest multiplied by the aggregate amount of Mandatory Prepayment Guaranty Liabilities incurred by DLJMB and Morgans under the Mandatory Prepayment Guaranties as of such date. Promptly upon written demand therefor from a DLJMB Indemnitee, and in any event not later than fifteen (15) days after the date a DLJMB Indemnitee has delivered to Morgans a written statement or notice therefor indicating the amount due and payable by Morgans pursuant to this Section 15.5(b), and the reason for such payment, Morgans shall make payment of such amount to the party requesting the same.
     15.6 Capital Contributions for Indemnity Payments. To the extent that Morgans or DLJMB is required to make a payment pursuant to the terms of the Guaranty Agreements, the amount of such payment (including any reimbursement of the other Member for any such payments hereunder), less the amount of any payment the other Member makes to the first Member as a reimbursement, contribution or indemnification payment pursuant to Sections 15.2 through 15.5, shall be treated as a Capital Contribution hereunder for all purposes, notwithstanding the fact that the payment was not funded directly to the Company; provided that with respect to any such payments made pursuant to Section 15.2(c), the Members’ Percentage Interests will be adjusted pursuant to Section 3.6(a) in the event of any Disproportionate Contributions arising from the payment by Morgans of the Initial Construction Completion Guaranty Costs. Notwithstanding any obligation of Morgans to indemnify DLJMB for the Initial Construction Completion Guaranty Costs in accordance with Section 15.2(a) or (c), nothing in Section 15.2(a) or (c) will modify the DLJMB Parties’ obligation to make aggregate Capital Contributions in respect of Required Expansion Capital as and to the extent required by Section 3.4(a).
     15.7 Covenant to Pay Pro Rata Share of Liabilities. Each of Morgans and the DLJMB Indemnitors covenants agrees to pay the Lenders its pro rata share (as calculated in accordance with Sections 15.2 through 15.5) of the aggregate amount of liabilities arising under the Guaranty Agreements, notwithstanding that the Lenders may pursue remedies under the Guaranty Agreements against either party on a joint and several basis. In furtherance of the foregoing, in the event that the Lenders has asserted the right to payment from DLJMB or Morgans (the “Requesting Party”) for amounts under the Guaranty Agreements in excess of the Requesting Party’s pro rata share of the aggregate liabilities thereunder, and the Requesting Party delivers to the other Party (the “Receiving Party”) a written statement or notice indicating the amount of such payment and the reason therefor, the Receiving Party shall promptly, and no later than the later of (a) the time such payment is due to the Lenders and (b) fifteen (15) days after the date of such written statement or notice, pay to the Lenders its pro rata share of the amount such payment.
     15.8 Non-Assignability of Obligations. Each Member acknowledges and agrees that the rights and obligations under Sections 15.2 through 15.5 and 15.7 may not be assigned by Morgans or any DLJMB Indemnitor to any Person. In the event that Morgans or a DLJMB Indemnitor Transfers all of its Interest in the Company to any Person, each of Morgans and such DLJMB Indemnitor shall remain obligated to fully pay and perform its obligations under such provisions, notwithstanding that it may no longer be a Member.
ARTICLE 16.
CONFIDENTIALITY
     16.1 Confidentiality of Information. Each Party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company or the Company Assets (or the operation thereof) (collectively, the “Confidential Information”) shall be confidential, and shall not be disclosed or otherwise released to any other Person other than to the other Parties hereto, or, if it is a Capital Member, on a “need to know” basis, to its officers, employees and agents if, and only if, such officers, employees and agents are bound, or otherwise agree to be bound, to maintain the confidentiality thereof. Each Party hereto agrees not to use any Confidential Information, except solely for the benefit of the Company or for any purpose explicitly permitted by this Agreement or the Management Agreement. Notwithstanding the foregoing, Confidential Information may be disclosed by a Party if such Party is required to do so: (i) by operation of law, rule or regulation; (ii) pursuant to applicable legal process; (iii) to any potential lenders with whom DLJMB is discussing a potential New

Financing, provided such lenders execute a confidentiality agreement; (iv) to any limited partner of a DLJ Fund or any other direct or indirect investor or potential investor in the Company and its Subsidiaries, provided such limited partner, investor or potential investor executes a confidentiality agreement; or (v) to prosecute any claim or defend any action between the Members relating to the Company. Accordingly, each party hereto shall, and shall cause its agents and attorneys to, hold in confidence all such information.
     16.2 Gaming Information. Without limiting the generality of the foregoing, the Parties agree not to provide confidential gaming information concerning the Company Assets to any third party or Governmental Authority (including any Gaming Authority), except as may be required by law, including applicable Gaming Regulations, or by the Company’s financing agreements or other contractual obligations approved by the Board.
     16.3 Public Statements. No Party will make any public statement regarding existence of or the details of the matters contemplated by this Agreement without the prior written consent of the other Class A Members, and the Members will consult with each other upon any issued news release with respect to such arrangements, unless such Member is compelled to make such statements by judicial or administrative process or in the reasonable opinion of its counsel by the requirements of law or the applicable regulations of any relevant stock exchange, Gaming Authorities or other Governmental Authority (including, without limitation, those promulgated by the Securities and Exchange Commission). This provision shall survive and be binding upon the Parties after this Agreement is no longer in effect.
ARTICLE 17.
MISCELLANEOUS
     17.1 Injunctive Relief. Each Party acknowledges that it will be impossible to measure in money the damages that shall be suffered if any Party fails to comply with any of the obligations herein imposed on such Party and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance (without the requirement of posting a bond or other security) to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. Notwithstanding the foregoing or anything in this Agreement to the contrary, with respect to any Morgans Parent Transfer or DLJ Parent Transfer (or attempted Morgans Parent Transfer or DLJ Parent Transfer), the Members shall not seek to enjoin the underlying transaction giving rise to the Morgans Parent Transfer or DLJ Parent Transfer; provided, however, that the foregoing shall not limit the Members other rights and remedies hereunder arising from such Transfer (including, without limitation, those set forth in Article 11).
     17.2 Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     17.3 Governing Law.
          (a) Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the choice of law principle thereof). This Agreement cannot be modified or amended without the express written consent of all of the Class A Members. The consent of the Class B Members or Class C Members shall not be required for any modification or amendment to this Agreement. Except for disputes specifically provided in this Agreement to be referred to an Expert for resolution pursuant to Section 6.7, all claims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with this Agreement, whether legal or equitable, known or unknown, contingent or otherwise shall be resolved in the United States District Court for the Southern District of New York and any appellate courts thereto, or if federal jurisdiction is lacking, then the courts of the State of Nevada. The prevailing party in any such action shall be entitled to reasonable attorneys’ fees and costs. This provision shall survive and be binding upon the Parties after this Agreement is no longer in effect.
     (i) With respect to any dispute to be submitted to an Expert under Section 6.7, but solely to the extent expressly required by terms of this Agreement, prior to submission of such dispute to arbitration pursuant to subclause (ii) below such dispute shall be submitted to mediation (“Mediation”) administered by Judicial Arbitration and Mediation Service, Inc. (“JAMS”) or its successors, and if JAMS no longer exists or is unable to administer the mediation of the dispute in accordance with this Section 17.3, and the Class A Members cannot agree on the identity of a substitute mediation service provider within ten (10) days after notice by the complaining Class A Member, then such Party shall petition a court of competent jurisdiction located in the State of New York to identify a substitute mediation service provider, who will administer the dispute resolution process in accordance with this Section 17.3 (the “Mediation Service”). In any such Mediation proceeding, the complaining Party must notify the other Party that a dispute exists and then contact the Mediation Service to schedule the mediation conference. An individual mediator (the “Mediator”) will then be selected in accordance with the rules of the Mediation Service to conduct the mediation, provided that such Mediator must have the same level of experience as is required for an Expert by operation of subclause (ii) below, and must not have any conflict of interest. The Class A Members shall attempt to settle the dispute by participating in at least eight hours of mediation (or such longer time as agreed to by the Class A Members) in New York, New York, or other place designated by the Mediator. The mediation will be a non-binding conference between the Class A Members conducted in accordance with the applicable rules and procedures of the Mediation Service. Neither Class A Member may initiate litigation or arbitration proceedings with respect to any dispute until the mediation of such dispute is complete with the sole exception of seeking emergency relief from a court of competent jurisdiction, as described in this Section 17.3. Any mediation will be considered complete: (a) if the Class A Members enter into an agreement to resolve the dispute; (b) with respect to the Class A Member submitting the dispute to mediation, if the other Class A Member fails to appear at or participate in a reasonably scheduled mediation conference; or (c) if the dispute is not resolved within five days after the mediation is commenced. Subject to the prevailing parties clause in Subsection (iii) below, the costs of the Mediation Service, the Mediator and the proceedings shall be shared equally by the DLJMB Parties, on the one hand, and the Morgans Parties, on the other hand.
     (ii) With respect to any dispute to be submitted to an Expert under Section 6.7 following, to the extent required, a Mediation in accordance with subclause (i) above, either Class A Member may require that the dispute be submitted to final and binding arbitration (without appeal or review) in New York, New York, administered by an independent arbitration panel consisting of one arbitrator mutually selected by the Class A Members (the “Expert”). Such arbitration shall be held pursuant to the Commercial Arbitration Rules of the American Arbitration Association, but within the time frames otherwise set forth herein. The Expert shall be a person having not less than ten (10) years’ experience in the area of expertise on which the dispute is based and having no conflict of interest with any Party. If the Members party to such dispute are unable to mutually agree upon the Expert, the Expert shall be appointed by the American Arbitration Association from a list of available experts proposed by the Class A Members, with each Class A Member being entitled (A) to propose to the American Arbitration Association up to four potential Experts meeting the requirements set out in the preceding sentence, and (B) to “strike” from the list up to two of the potential Experts proposed by the other Class A Member. With respect to any dispute to be submitted to an Expert, the use of the Expert shall be the exclusive remedy of the Parties and no Party shall attempt to adjudicate such dispute in any other forum. The decision of the Expert shall be based upon the standards expressly set forth in this Agreement, and shall be final and binding on the Parties and shall not be capable of challenge, whether by arbitration, in court or otherwise.
     (iii) Each Class A Member shall be entitled to make written submissions to the Expert, and if a Class A Member makes any submission it shall also provide a copy to the other Class A member that is party to the dispute and such other Class A Member shall have the right to comment on such submission. The Parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance reasonably requested of the Class A Members. The costs of the Expert and the proceedings shall be borne as directed by the Expert. The prevailing party in any such action shall be entitled to reasonable attorneys’ fees and costs.
     (iv) Notwithstanding any provision of the Agreement to the contrary, this Section 17.3 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del.C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 17.3, including any rules of the American Arbitration Association, shall be invalid or unenforceable under the Delaware Arbitration Art, or other applicable law, such invalidity shall not invalidate all of this Section 17.3. In that case, this Section 17.3 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 17.3 shall be construed to omit such invalid or unenforceable provision.
     17.4 Compliance with Laws. Each Member acknowledges to each of the other Members that it is policy to conduct its affairs in strict accordance with all applicable laws and regulations, including, without limitation, laws of any Gaming Authority or other Governmental Authority governing lobbying and payments relating thereto, and that each shall govern its conduct in accordance with such policy.
     17.5 Entire Agreement; Amendment; Waiver. This Agreement and the Fee Agreement (a) contain the entire agreement among the Parties with respect to the subject matter hereof, and (b) supersede all prior written agreements and negotiations and oral understandings, if any, with respect thereto. Except as contemplated by Section 3.9 or Section 3.12(e), this Agreement may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by all of the Parties. No waiver of any term or provision of this Agreement shall be effective unless in writing signed by the Party to be charged. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     17.6 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Subject to Section 15.8, the rights and obligations arising from this Agreement shall only be transferred in connection with the transfer by a Member to any Person of any Interests in compliance with this Agreement, and any such Person shall conclusively be deemed to have agreed to be bound by this Agreement.
     17.7 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
     17.8 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by (a) personal delivery, or (b) overnight DHL, FedEx, UPS or other similar courier service, or shall be transmitted by facsimile (provided that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in (a) or (b) above by no later than the second business day following such transmission), to the following addresses:

If to any DLJMB Party:
DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010
Attention: Steven Rattner
Facsimile: (646) 935-7910
with a copy to:
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: Thomas C. Sadler, Esq.
Facsimile: (213) 891-8763
If to any Morgans Party:
Morgans Hotel Group
475 Tenth Avenue
New York, New York 10018
Attention: David Smail
Facsimile: (212) 277-4270
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York
Attention: Stephen G. Gellman, Esq.
Facsimile: (212) 403-2000
or to such other address as any Member shall hereafter specify by notice in writing to the other Members. If to any Class C Member, to such Class C Member at the most recent address set forth in the Company’s books and records, or to such other address as such Class C Member may from time to time specify by notice to the Company. Any such notice or communication shall be deemed to have been received by the Member to whom such notice or other communication is sent upon (i) delivery to the address of the recipient Member (or transmission by facsimile to the facsimile number of the recipient Member), provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Member) on a business day, and otherwise the following business day, (ii) the attempted delivery of such notice or other communication if such recipient Member refuses delivery or (iii) in the case of a notice to a Class C Member, transmission by e-mail to the e-mail address of the recipient Class C Member.
     17.9 Limitation on Damages. Anything herein contained, and anything at law or in equity, to the contrary notwithstanding, in any action or proceeding between the Parties (including, without limitation, any arbitration proceeding) arising under or with respect to this

Agreement or in any manner pertaining to the Company Assets or to the relationship of the Parties hereunder, each Party hereby unconditionally and irrevocably waives and releases any right, power or privilege any Party may have to claim or receive from any other Party any punitive, consequential, incidental, exemplary, statutory or treble damages, each Party acknowledging and agreeing that the remedies herein provided, and other remedies at law and in equity, will in all circumstances be adequate. The foregoing waiver and release shall apply in all actions or proceedings between the Parties and for all causes of action or theories of liability, whether for breach of this Agreement or for violation of any other duty owing by any Party to any other Party. Each Party further acknowledges that it is experienced in negotiating agreements of this sort, has had the advice of counsel in connection herewith, and has been advised as to, and fully understands, the nature of the waivers contained in this Section 17.9.
     17.10 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     17.11 Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. The defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” and any list of examples following such term shall in no way restrict or limit the generality of the word or provision in respect of which such examples are provided. The word “or” shall not be exclusive. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. All references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.
     17.12 Third Party Beneficiaries. Except for Persons entitled to indemnification under Section 6.9(b) or Article 15 hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto, any legal or equitable rights hereunder as a third-party beneficiary or otherwise. Each Party hereto acknowledges and agrees that the Indemnitees, DLJMB Indemnitees and Morgans Indemnitees shall each be an intended third party beneficiary of this Agreement with respect to the provisions of Section 6.9(b) or Article 15 hereof, as applicable, and each such indemnitee shall have the right, power and authority to enforce its rights thereunder, directly against the Parties hereto as though it was a party to this Agreement.

     17.13 DLJMB Joint and Several Obligations. Each of DLJMB and DLJMB Partners (but not DLJMB LLC) hereby agrees that each of its obligations hereunder shall be deemed a joint and several obligation of each of them and each hereby agrees to be liable for any failure in the prompt performance of all obligations hereunder of each other. Notwithstanding anything to the contrary, each Party hereby acknowledges and agrees that DLJMB LLC’s obligations hereunder shall be deemed several obligations of DLJMB LLC and that DLJMB LLC shall not be liable for any failure of another Party to perform of any obligation hereunder.
* * * * *

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MEMBERS:

MORGANS CO.:

MORGANS HOTEL GROUP CO., a Delaware corporation

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: CFO

MORGANS:

MORGANS GROUP LLC, a Delaware limited liability company

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: CFO

DLJMB:

DLJ MB IV HRH, LLC, a Delaware limited liability company

By:	/s/ Ryan Sprott
Name:
Title:

S-1

DLJMB PARTNERS:

DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership

By:	DLJ Merchant Banking IV, L.P., its General Partner
By:	DLJ Merchant Banking, Inc., its General Partner

By:	/s/ Ryan Sprott
Name:
Title:

DLJMB LLC:

DLJMB HRH VOTECO, LLC, a Delaware limited liability company

By:	/s/ Ryan Sprott
Name:
Title:

COMPANY:

HARD ROCK HOTEL HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Vice President

S-2

EXHIBIT A
Capital Commitments; Percentage Interests
[omitted]
Exhibit A-1

EXHIBIT B
Current Board of Directors
[omitted]
Exhibit B-1

EXHIBIT C
Requirements for Operating Plan and Budget
[omitted]
Exhibit C-1

EXHIBIT D
Expansion Capital Equity Commitment Letter
[omitted]
Exhibit D-1

SCHEDULE 1.1(a)
List of Acquisition Agreements
[omitted]
Schedule 1.1(a)-1